UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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McCormick & Company, Incorporated

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McCORMICK & COMPANY, INCORPORATED

18 Loveton Circle

Sparks, Maryland 21152

Notice of Annual Meeting and Proxy Statement

February 16, 2011

I am pleased to invite you to attend this year’s Annual Meeting of Stockholders, which will be held on Wednesday, March 30, 2011, at the Martin’s Valley Mansion, 594 Cranbrook Road, Hunt Valley, Maryland 21030. Please note that this is a new location from past years.

The meeting will start promptly at 10:00 a.m. Please arrive as early as 9:00 a.m. to enjoy tea and coffee and visit with friends.

Prior to the meeting, I encourage you to review the Company’s Annual Report to Stockholders for the 2010 fiscal year.

Your vote is requested on four proposals:

*Proposal One relates to the election of the listed nominees to the Board of Directors. The Board recommends that stockholders vote for each of the nominees listed in the proxy statement.

*Proposal Two seeks stockholder ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2011. The Board recommends that stockholders ratify the appointment.

*Proposal Three is a non-binding advisory vote by stockholders on the compensation program for the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section of the proxy statement (a “say-on-pay” vote). The Board recommends that stockholders approve the compensation program, as set forth in the proposal.

*Proposal Four is a non-binding advisory vote by stockholders on how frequently stockholders will be provided a “say-on-pay” vote. You have the opportunity to request a “say-on-pay” vote every year, every two years, or every three years, or abstain from voting on the matter completely. The Board recommends that stockholders vote in favor of a “say-on-pay” vote every three years.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares by signing and returning the proxy card, or use telephone or internet voting, so that your shares are represented at the meeting.

I appreciate your continued confidence in our Company. I look forward to seeing you at the meeting!

Best regards,

Alan D. Wilson

Chairman, President and Chief Executive Officer

McCORMICK & COMPANY, INCORPORATED

18 Loveton Circle

Sparks, Maryland 21152

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 30, 2011

The Annual Meeting of Stockholders of McCormick & Company, Incorporated will be held at the Martin’s Valley Mansion, 594 Cranbrook Road, Hunt Valley, Maryland 21030 at 10:00 a.m. on March 30, 2011, for the purpose of considering and acting upon:

(1) the election of directors from the nominees named in the proxy statement to act until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

(2) the ratification of the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm of McCormick to serve for the 2011 fiscal year;

(3) the approval, on a non-binding advisory basis, of McCormick’s Named Executive Officer compensation for fiscal 2010;

(4) the approval, on a non-binding advisory basis, of how often the vote in Proposal Three will occur; and

(5) any other matters that may properly come before such meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on December 31, 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Only holders of Common Stock are entitled to vote. Holders of Common Stock Non-Voting are welcome to attend and participate in the Annual Meeting.

If you are a holder of Common Stock, a proxy card is enclosed. Please vote your proxy promptly by internet, telephone or by mail as directed on the proxy card in order that your stock may be voted at the Annual Meeting.

You may revoke the proxy at any time before it is voted by submitting a later dated proxy card or by subsequently voting via internet or telephone or by attending the Annual Meeting and voting in person.

February 16, 2011	W. Geoffrey Carpenter Vice President, General Counsel & Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDERS MEETING TO BE HELD ON MARCH 30, 2011.

The proxy statement, McCormick’s Annual Report to Stockholders, and Form 10-K for the 2010 fiscal year are available at www.proxyvote.com. These materials are also available on McCormick’s Investor Relations website at ir.mccormick.com under “Financial Information,” then “Proxy Materials.”

Selected Definitions

The following terms are used in the proxy statement and have the meanings noted:

Earnings Per Share (EPS) – net income divided by the total of the average number of shares of common stock and common stock equivalents (e.g., stock options) outstanding.

Exchange Act – the Securities Exchange Act of 1934, as amended.

Market Capitalization – the market price of a company, calculated by multiplying the number of shares outstanding by the price per share. Companies are usually classified as either “large cap” (market capitalization of $5 billion or more), “medium cap” (market capitalization of between $1 billion to $5 billion), or “small cap” (market capitalization of between $250 million to $1 billion), depending on their market capitalization.

Market Group – those manufacturers of food and other non-durable consumer goods listed on page 32. The Compensation Committee of the Board of Directors compares the executive compensation programs of these companies to the targeted total compensation for each position occupied by McCormick’s executive officers, including its Named Executive Officers.

Named Executive Officers – the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), and the Company’s three most highly compensated executive officers, other than the CEO and CFO.

Peer Group – those manufacturers of food products listed on page 34. The Compensation Committee establishes the financial performance targets used by McCormick for its performance-based incentive plans based on an analysis of such plans offered by the Peer Group companies because they are companies with whom we compete for equity investors.

Restricted Stock Unit (RSU) – A restricted stock unit is an award equal in value to, and payable in, company stock. Company stock is not issued at the time of the grant, but is issued after the recipient of the RSU satisfies the vesting requirements. Dividends and voting rights begin only upon vesting of the RSU and issuance of the underlying stock.

Total Stockholder Return (TSR) – share price appreciation over a given period of time plus dividends paid on the shares over the same time period.

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished on or about February 16, 2011 to the holders of Common Stock in connection with the solicitation by the Board of Directors of McCormick of proxies to be voted at the Annual Meeting of Stockholders or any adjournments thereof.

The shares represented by all proxies received will be voted in accordance with the instructions contained in the proxies. Any proxy given may be revoked at any time before it is voted by submitting a later dated proxy card, or by subsequently voting via internet or telephone or by attending the Annual Meeting and voting in person. Such right of revocation is not limited or subject to compliance with any formal procedure. Attending the Annual Meeting will not automatically revoke a stockholder’s prior internet or telephone vote or the stockholder’s proxy.

The cost of the solicitation of proxies will be borne by McCormick. In addition to the solicitation of proxies by use of the mails, officers and employees of McCormick may solicit proxies by telephone, electronic mail or personal interview. We also may request brokers and other custodians, nominees, and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and McCormick may reimburse them for their expenses in so doing.

Record Date.    At the close of business on December 31, 2010, there were 12,564,756 shares of Common Stock outstanding, which constitute all of the outstanding voting shares of McCormick. Except for certain voting limitations imposed by the Charter on beneficial owners of 10% or more of the outstanding shares of Common Stock, each share of Common Stock is entitled to one vote. Only holders of record of shares of Common Stock at the close of business on December 31, 2010 will be entitled to vote at the Annual Meeting or any adjournments thereof.

References in this proxy statement to “Common Stock” do not refer to shares of Common Stock Non-Voting, which are not entitled to vote at the Annual Meeting or any adjournments thereof.

PRINCIPAL STOCKHOLDERS

Set forth below is certain information on those persons known to us to beneficially own more than five percent of the Common Stock of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Title of Class	Name & Address of Beneficial Owner	Amount & Nature of Beneficial Ownership (1)	Percent of Class
Common Stock	McCormick 401(k) Retirement Plan 18 Loveton Circle Sparks, Maryland 21152	2,744,027 (2)	21.8%
Common Stock	Harry K. Wells P.O. Box 409 Riderwood, Maryland 21139	1,043,246 (3)	8.3%

(1)	All shares beneficially owned as of December 31, 2010.
(2)

The plan is not the beneficial owner of the shares of Common Stock for purposes of the voting limitations described in our Charter. Each plan participant has the right to vote all shares of Common Stock allocated to such participant’s plan account. The plan’s Investment Committee possesses investment discretion over the shares of Common Stock, except that, in the event of a tender offer, each participant of the plan is entitled to instruct the Investment Committee as to whether to tender Common Stock allocated to such participant’s account. The current members of the Investment Committee are Joyce L. Brooks, Vice President – Investor Relations, W. Geoffrey Carpenter, Vice President, General Counsel & Secretary, James E. Dunn, Jr., Vice President – Compensation & Benefits, Kenneth A. Kelly, Jr., Senior Vice President & Controller, Cecile K. Perich, Senior Vice President – Human Relations, and Gordon M. Stetz, Jr., Executive Vice President & Chief Financial Officer.

(3)	Shares are held in two trusts.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

McCormick has adopted Corporate Governance Guidelines, which are available on its Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Guidelines.” These Guidelines contain general principles regarding the function of McCormick’s Board of Directors and Board Committees. The Guidelines are reviewed on an annual basis by the Nominating/Corporate Governance Committee of the Board, which submits to the Board for approval any changes deemed desirable or necessary.

Independence of Directors

McCormick’s Corporate Governance Guidelines require that a majority of the Board of Directors be comprised of independent directors. For a director to be considered independent under the Listing Standards of the New York Stock Exchange (the “NYSE”), the Board must affirmatively determine that the director has no direct or indirect material relationship with McCormick. The NYSE’s director independence guidelines are incorporated in McCormick’s Corporate Governance Guidelines, which are used by the Board in making independence determinations. The Board has determined that the following directors are independent: John P. Bilbrey, James T. Brady, J. Michael Fitzpatrick, Freeman A. Hrabowski, III, Patricia Little, Michael D. Mangan, Margaret M.V. Preston, George A. Roche and William E. Stevens.

In connection with these independence determinations, the Board considered the following:

John P. Bilbrey is an executive officer of The Hershey Company and a commercial relationship exists between McCormick and The Hershey Company. However, the Board has determined that the commercial relationship is not material for the following reasons: (1) the payments made to McCormick by The Hershey Company are substantially less than 2% of the consolidated gross revenues of The Hershey Company; (2) Mr. Bilbrey does not participate in the negotiation of commercial transactions on behalf of The Hershey Company, nor has he been involved in the execution of any commercial transactions between McCormick and The Hershey Company since their inception; and (3) the products supplied by McCormick to The Hershey Company are readily available from other sources of supply.

Patricia Little is an executive officer of Kelly Services, Inc. and a commercial relationship exists between McCormick and Kelly Services, Inc. However, the Board has determined that the commercial relationship is not material for the following reasons: (1) the payments made by McCormick to Kelly Services, Inc. are substantially less than 2% of the consolidated gross revenues of Kelly Services, Inc.; (2) Ms. Little does not participate in the negotiation of commercial transactions on behalf of Kelly Services, Inc., nor has she been involved in the execution of any commercial transactions between McCormick and Kelly Services, Inc. since their inception; and (3) the services provided by Kelly Services, Inc. to McCormick are readily available from other workplace staffing companies.

Margaret M.V. Preston is a Managing Director and Regional Executive with US Trust, Bank of America Private Wealth Management – an affiliate of Bank of America Corporation – and a commercial relationship exists between Bank of America Corporation and McCormick. However, the Board has determined that the commercial relationship is not material for the following reasons: (1) McCormick has no commercial relationship with Bank of America Private Wealth Management; (2) the payments made by McCormick to Bank of America Corporation and its affiliates are substantially less than 2% of the consolidated gross revenues of Bank of America Corporation; (3) Ms. Preston is not an officer of Bank of America Corporation and does not participate in the negotiation of the commercial transactions on behalf of Bank of America Corporation; and (4) the services provided by Bank of America Corporation to McCormick are readily available from other banking institutions.

For these reasons, the Board has concluded that Mr. Bilbrey, Ms. Little and Ms. Preston have no direct or indirect material relationship with McCormick that would preclude a determination of independence.

Procedure Regarding Transactions with a Related Person:    McCormick maintains a written related person transactions procedure that is administered by members of McCormick’s management and the Audit Committee of the Board. The written procedure applies to any transaction with a “related person” (defined by Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, other than:

(a)	a transaction involving $120,000 or less when aggregated with all similar transactions;

(b)	a transaction involving compensation to a director or director nominee that is required to be reported pursuant to Item 402(k) of Regulation S-K under the Exchange Act;

(c)

a transaction involving compensation to an executive officer if (i) the executive officer is not an immediate family member of an executive officer or director of the Company, (ii) the compensation is reported pursuant to Item 402 of Regulation S-K under the Exchange Act (or would be required to be reported under such regulation if the executive were a “named executive officer” under such regulation), and (iii) the compensation was approved by the Board of Directors or the Compensation Committee;

(d)	a transaction where the related person’s interest arises from such person’s position as a director of another entity that is a party to the transaction;

(e)

a transaction where the related person’s interest arises from the direct or indirect ownership by such person and their immediate family, in the aggregate, of less than a 10% equity interest in another entity that is a party to the transaction; and

(f)	any other transaction that is not required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act.

The procedure provides that any actual or proposed related person transaction that is identified during McCormick’s quarterly management certification process is reviewed and analyzed by McCormick’s corporate controllership and legal staff (the “Management Reviewers”). If the transaction in question is determined to be a related person transaction but (i) it is not material to the Company, and/or (ii) the commercial terms are consistent with the commercial terms of comparable arm’s length transactions with unrelated third parties, the Management Reviewers shall refer the proposed transaction to the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) for review and appropriate disposition, in their sole discretion.

If the transaction in question is determined to be a related person transaction and (i) it is material to the Company, and/or (ii) the commercial terms are more favorable to the related person than the commercial terms of comparable arm’s length transactions with unrelated third parties, the Management Reviewers shall review the transaction with the CEO and CFO, who shall determine whether to ratify or re-negotiate the actual transaction, or in the case of a proposed transaction whether to accept or reject the proposal. If the CEO and the CFO desire to ratify the transaction or accept the proposal on existing terms, or if the CEO or the CFO have a direct or indirect material interest in the transaction or the proposal (regardless of materiality or the reasonableness of the commercial terms), the transaction or proposal shall be submitted to the Audit Committee for review and disposition.

As a general rule, any employee or director who has a direct or indirect material interest in an actual or proposed related person transaction will not participate in the review and disposition of the transaction.

Business Ethics

McCormick’s business is conducted by its employees under the leadership of its CEO and under the oversight and direction of its Board of Directors for the purpose of enhancing the long-term value of McCormick for its stockholders. McCormick’s management and the Board of Directors believe that the creation of long-term value requires McCormick to conduct its business honestly and ethically as well as in accordance with applicable laws. McCormick has a Business Ethics Policy which was first adopted by the Board more than 25 years ago. The Policy is reviewed annually by management and the Audit Committee of the Board and is amended as circumstances warrant. The Policy is administered by McCormick’s General Counsel under the supervision of the CEO and the Audit Committee. McCormick’s Business Ethics Policy is available on its Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Business Ethics Policy.”

The Audit Committee has established procedures for (i) employees to submit confidential and anonymous reports of suspected illegal or unethical behavior, concerns regarding questionable accounting or auditing matters, or violations of McCormick’s Business Ethics Policy, and (ii) interested persons to submit concerns regarding accounting, internal controls over financial reporting, or auditing matters. Anonymous reports by employees may be made to a confidential “hotline” service, which may be accessed by telephone. As well, concerns regarding such matters may be expressed in e-mails that may be sent to the Chairman of the Audit Committee, and/or in correspondence that may be sent to a post office box, to the attention of the General Counsel.

Available Information

McCormick’s website address is www.mccormickcorporation.com. McCormick makes available free of charge through its website its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the Securities and Exchange Commission (the “SEC”). McCormick’s website also includes McCormick’s Corporate Governance Guidelines, Business Ethics Policy and the charters of its Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee.

DIRECTORS

Executive Sessions of the Board of Directors

Pursuant to the Company’s Corporate Governance Guidelines, the independent directors meet in regularly scheduled sessions (typically before or after each Board meeting) without the presence of management.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with one or more members of the Board by writing to the Board, or a specific director at:

Board of Directors (or specific director) McCormick & Company, Incorporated c/o Corporate Secretary, 18 Loveton Circle, Sparks, Maryland 21152

Process for Nominating Potential Director Candidates

The Nominating/Corporate Governance Committee is responsible for selecting potential candidates for Board membership and for recommending qualified candidates to the full Board for nomination. From time to time, the Committee retains search firms to assist with the selection process.

The Committee also considers recommendations of potential candidates from stockholders. The Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the supporting information concerning the potential candidate’s qualifications, should be submitted in writing to:

Nominating/Corporate Governance Committee McCormick & Company, Incorporated c/o Corporate Secretary, 18 Loveton Circle, Sparks, Maryland 21152

Board Membership

Selection Criteria and Qualifications for All Directors.    The Nominating/Corporate Governance Committee is responsible for developing the selection criteria to be used in seeking nominees for election to the Board, within the general qualification criteria for director nominees established by the Board in McCormick’s Corporate Governance Guidelines. As well, the Committee is responsible for identifying, screening and selecting potential candidates for Board membership and for recommending qualified candidates to the full Board. The Board will consider qualified candidates recommended by the Nominating/Corporate Governance Committee for election to the Board and determine which candidates to recommend to the Company’s stockholders for election. The Board is responsible for filling vacancies on the Board as they arise.

In evaluating potential candidates, the Board considers the qualifications listed in McCormick’s Corporate Governance Guidelines, including the requirement that nominees should possess the highest personal and professional ethics, integrity and values, and the commitment to represent the long-term interests of the stockholders. Nominees are selected on the basis of their business and professional experience, qualifications, public service and availability, and will be experienced at policy-making levels in business, government, finance or accounting, higher education or other fields relevant to the Company’s global activities.

Nominees are selected to represent all stockholders rather than special interest groups or any group of stockholders. The Board does not have a formal policy with regard to diversity of Board nominees; however, McCormick’s Corporate Governance Guidelines provide that diversity of background is a consideration in selecting Board nominees, and the selection criteria established by the Nominating/Corporate Governance Committee include a preference that candidates enhance the diversity of the Board (for example, with respect to gender, race, ethnicity, and culture). Diversity is valued because the Board believes that a variety of perspectives and experiences contributes to a more enhanced decision-making process.

Particular Skills Represented on the Board as a Whole.    The Nominating/Corporate Governance Committee and the full Board believe a complementary mix of diverse skills, attributes, and experiences will best serve the Company and its stockholders. The director skills summary that appears below, and the related narrative for each director nominee, notes the specific experience, qualifications, attributes, and skills for each director that the Board considers important in determining that each nominee should serve on the Board in light of the Company’s business, structure, and strategic direction. The absence of an “x” for a particular skill does not mean the director in question is unable to contribute to the decision-making process in that area.

Summary of Skills of Director Nominees

	John P. Bilbrey	James T. Brady	J. Michael Fitzpatrick	Freeman A. Hrabowski, III	Patricia Little	Michael D. Mangan	Margaret M. V. Preston	George A. Roche	Gordon M. Stetz, Jr.	William E. Stevens	Alan D. Wilson
Senior executive experience (e.g., CEO, COO, CFO) at a publicly traded multinational company	X		X		X	X	X	X	X	X	X

Consumer marketing experience, or a particular knowledge of the food industry	X			X		X		X	X	X	X

General management experience in international operations	X		X		X	X	X			X	X

Enhances the diversity of the Board (e.g., gender, race, ethnicity, & culture)				X	X		X

Strategic leadership at a large, complex, organization	X	X	X	X	X	X	X	X	X	X	X

High level of financial literacy	X	X	X		X	X	X	X	X	X	X

Governmental experience; regulatory expertise	X	X	X	X		X			X		X

Merger, acquisition and/or joint venture expertise	X	X	X		X	X	X	X	X	X	X

Experience in aligning compensation with organizational strategy and performance	X	X	X			X		X	X	X	X

Director Skills Narrative:

John P. Bilbrey:    Mr. Bilbrey’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) consumer marketing experience, (iii) general management experience in international operations, and (iv) (as the senior executive of a consumer foods company) a particular knowledge of the business, markets and customers in which McCormick operates. Mr. Bilbrey serves as Executive Vice President and Chief Operating Officer of The Hershey Company. Prior to assuming that role in 2010, he served (since 2007) as the President of Hershey North America, a position he assumed following service as President of Hershey International. Both businesses are divisions of The Hershey Company, which is a publicly traded multinational company. Mr. Bilbrey has over 32 years of consumer products marketing experience, both domestically and internationally, including past service with Procter & Gamble, Mission Foods, and Groupe Danone. He has lived and worked outside the United States (including the Middle East, North Africa, and Asia), for over 8 years, and his business responsibilities have taken him to over 50 countries. Mr. Bilbrey is also responsible for leading the enterprise risk management (ERM) process at The Hershey Company, and regularly reports to the audit committee of the Hershey board of directors on ERM.

James T. Brady:    Mr. Brady’s qualifications include (i) a high level of financial literacy, (ii) extensive experience in government relations, and (iii) strategic leadership at a large, complex, organization. Mr. Brady served for 33 years with the accounting firm of Arthur Andersen LLP, including 17 years experience as the managing partner of the Long Island, New York and the Baltimore, Maryland offices of the firm until his retirement in 1995. In addition to his chairmanship of the Audit Committee of the Board at McCormick, Mr. Brady chairs the audit committees of two other public companies: Constellation Energy Group, Inc. and T. Rowe Price Group, Inc. The McCormick Board of Directors has determined that Mr. Brady is an “audit committee financial expert” under the rules of the SEC. Mr. Brady’s experience with government includes service with the State of Maryland from 1995 to 1998: (a) as the Secretary of Business and Economic Development; (b) on the Governor’s Economic Development Commission; (c) on the Maryland Industrial Development Financing Authority; and (d) on the Maryland Small Business Development Financing Authority. Mr. Brady’s current service as the Managing Director – Mid-Atlantic, of Ballantrae International, Ltd., a management consulting firm, and his Board oversight responsibilities at the three public companies on which he serves, gives him a unique perspective in the area of strategy formulation and implementation.

J. Michael Fitzpatrick:    Dr. Fitzpatrick’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) general management experience in international operations, (iii) a high level of financial literacy, and (iv) extensive experience in mergers and acquisitions. Dr. Fitzpatrick currently serves as Chairman of Citadel Plastics Holdings, Inc., a privately held company. He was formerly the President and Chief Operating Officer at Rohm and Haas, which was a public multinational company until its acquisition by Dow Chemical, where he served for over 30 years. Dr. Fitzpatrick’s international experience with Rohm and Haas included service in marketing and business management roles in Brazil and Italy, service in general and regional management positions in Mexico and the United Kingdom, and global responsibility for various Rohm and Haas businesses from 1999 to 2005. He has experience both at Citadel Plastics and at Rohm and Haas in overseeing the performance of public accountants in the preparation, auditing and evaluation of financial statements, and has served as a member of the audit committee of the board of directors of Carpenter Technology Corporation. The McCormick Board of Directors has determined that Dr. Fitzpatrick is an “audit committee financial expert” under the rules of the SEC. Service with Rohm and Haas and Citadel Plastics has involved Dr. Fitzpatrick in over 45 acquisitions, dispositions, and joint ventures.

Freeman A. Hrabowski, III:    Dr. Hrabowski’s qualifications include (i) strategic leadership at a large, complex, organization, (ii) governmental experience, and (iii) consumer marketing experience. Dr. Hrabowski has served as the President of the University of Maryland, Baltimore County (UMBC) since 1992 and in that role has been named as one of America’s Best Leaders by U.S. News & World Report (2008) and as one of America’s 10 Best College Presidents by Time magazine (2009). His career has been devoted to education and to helping students becomes future leaders in science, technology, and engineering, with a special emphasis on minority and underrepresented groups. Dr. Hrabowski’s strategic leadership at UMBC, a university with over 12,000 students and 650 full-time faculty, has been widely recognized, including in 2009 by U.S. News & World Report which ranked UMBC as the number one “Up and Coming” university in the nation and fourth among all colleges and universities in the nation for commitment to undergraduate teaching. Dr. Hrabowski’s governmental experience includes working closely with various federal agencies, including the National Institutes of Health, the National Aeronautics and Space Administration, and the Food & Drug Administration, as well as various agencies of the State of Maryland. Dr. Hrabowski is also a nationally recognized expert on marketing and recruitment in higher education, and works extensively with colleges and universities around the nation on such matters.

Patricia Little:    Ms. Little’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) general management experience in international operations, and (iii) a high level of financial literacy. Ms. Little’s current service as the Executive Vice President & Chief Financial Officer of Kelly Services, Inc. requires management of an internationally-based financial organization. Responsibilities include the oversight of internal controls and financial systems on an international basis, the identification of enterprise risks, the oversight of the performance of the organization’s public accountants in the preparation, auditing and evaluation of financial statements, and capital planning for Kelly Services. As Executive Vice President & Chief Financial Officer, she regularly interacts with the audit committee of the board of directors of that company. Ms. Little’s service at the Ford Motor Company as its general auditor included responsibilities for managing that company’s global internal audit function and required that Ms. Little identify and implement opportunities for cost savings and improved processes. As was true of her service with the Ford Motor Company, her position at Kelly Services requires travel to, and a detailed understanding of, her company’s international operations and the local legal and accounting requirements bearing on her area of oversight. The McCormick Board of Directors has determined that Ms. Little is an “audit committee financial expert” under the rules of the SEC.

Michael D. Mangan:    Mr. Mangan’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) consumer marketing experience, (iii) a high level of financial literacy, and (iv) general management experience in international operations. Mr. Mangan served as the President of the Worldwide Power Tools and Accessories (WPTA) group of The Black & Decker Corporation until its acquisition in 2010 by The Stanley Works. In that role he provided strategic leadership of the WPTA group, and had oversight over the consumer marketing activities of that group in the international consumer marketplace. Service as President of the WPTA group, and past service as the Chief Financial Officer of The Black & Decker Corporation, broadened Mr. Mangan’s international experience and provided an in-depth understanding of the company’s key international markets. Service as the Chief Financial Officer of The Black & Decker Corporation, and prior service as the Executive Vice President & Chief Financial Officer of The Ryland Group, Inc., included responsibilities for overseeing the performance of those companies’ public accountants in the preparation, auditing and evaluation of financial statements, business planning, corporate finance and investments, internal controls, and information systems. The McCormick Board of Directors has determined that Mr. Mangan is an “audit committee financial expert” under the rules of the SEC.

Margaret M.V. Preston:    Ms. Preston’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) strategic leadership at a large, complex, organization, (iii) a high level of financial literacy, and (iv) experience in mergers and acquisitions. Ms. Preston’s service as the Global Chief Financial Officer of Deutsche Bank, Private Wealth Management, and service as a Managing Director and Regional Executive of US Trust, Bank of America Private Wealth Management, has afforded to Ms. Preston the opportunity to provide financial oversight and strategic leadership and direction to those organizations. As Treasurer of Alex. Brown Incorporated, Ms. Preston provided direction in the development of a collateral management system for margin loan management, and her role at US Trust includes responsibility for the management of compliance and risk at the Private Wealth Management group for over $20 billion of assets under management at that organization. Ms. Preston has a well-developed experience in mergers and acquisitions, and the integration of acquired businesses, in consequence of her work, first at Alex. Brown as a Merger & Acquisition Manager, and subsequent work on the integration of the Bankers Trust Company and Alex. Brown businesses into Deutsche Bank, and the integration of Merrill Lynch operations into the Bank of America Private Wealth Management platform.

George A. Roche:    Mr. Roche’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) a high level of financial literacy, (iii) strategic leadership in a large, complex, organization, and (iv) experience in aligning executive compensation with organizational strategy and performance. Mr. Roche served as the Chairman and President of T. Rowe Price Group, Inc. from 1997 through 2006, and as the Chief Financial Officer of that organization from 1984 to 1997. As Chairman and President, he provided strategic leadership for the company on a global basis; as Chief Financial Officer, he provided direction and oversight on the financial reporting process, internal controls, and application of accounting principles. Mr. Roche’s financial literacy includes a well developed understanding of world financial markets and economic trends, and an extensive knowledge of institutional and retail stock investors. As Chief Financial Officer of T. Rowe Price Group he served on the compensation committee where he assisted in aligning executive compensation with organizational strategy and performance. As President of T. Rowe Price Group, Mr. Roche was responsible for aligning executive compensation of senior executives to company strategy. Mr. Roche was also highly involved in joint venture and acquisition activities of T. Rowe Price–both from the perspective of senior management and that of an investor while serving as the manager of one of that organization’s mutual funds.

Gordon M. Stetz, Jr.:    Mr. Stetz’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) a detailed knowledge of the food industry, (iii) strategic leadership of a large, complex, organization, (iv) a high level of financial literacy, and (v) extensive experience in mergers and acquisitions. Mr. Stetz serves as the Executive Vice President and Chief Financial Officer of the Company. In that role, Mr. Stetz has oversight responsibility for all aspects of the finance function, including financial reporting, accounting, internal controls and financial systems, the identification of enterprise risks, capital planning, and the performance of the organization’s public accountants. He has also served in a variety of other roles within the Company, thereby gaining an understanding of the different facets of the Company’s operations and the food industry generally. Prior to assuming his present duties, Mr. Stetz was (a) Vice President–Acquisitions and Financial Planning (1998 to 2002), (b) Chief Financial Officer & Vice President – Finance at the Company’s U.S. Consumer Products Division (2002 to 2005), and (c) Chief Financial Officer & Vice President–Finance for the Europe, Middle East, and Africa region (2005 to 2007). In these various roles, Mr. Stetz developed a broad knowledge of the Company’s business, markets and customers – both in the United States and internationally.

William E. Stevens:    Mr. Stevens’ qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) a high level of financial literacy, (iii) strategic leadership in a large, complex, organization, and (iv) experience in aligning executive compensation with organizational strategy and performance. Mr. Stevens’ business experience includes service as the President and Chief Operating Officer of Chromalloy American Corporation (1982 – 1985); Executive Vice President and Chief Financial Officer of The Black & Decker Corporation (1986 to 1988); President and Chief Executive Officer of United Industries Corp. (1989 to 1996); and service with private equity investment firms, including BBI Group where he has served as Chairman from 2000 to the present time. In these roles, he has had a broad exposure to international businesses, consumer products marketing, strategy formulation and implementation, and strategic restructuring turnarounds. At The Black & Decker Corporation, he provided financial oversight, and was responsible for financial reporting and the development and maintenance of internal controls. His experience in aligning executive compensation and incentives with organizational strategy and performance has been further refined through his service as Chair of the Compensation Committee of the Board of Directors at McCormick, and as a former member of the Compensation Committee of the Board of Directors at The Earthgrains Company.

Alan D. Wilson:    Mr. Wilson’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) consumer marketing experience, (iii) a detailed knowledge of the food industry, (iv) general management experience in international operations, and (v) strategic leadership of a large, complex, organization. Mr. Wilson serves as the Chairman (since 2009), President (since 2007), and Chief Executive Officer (since 2008) of McCormick. He has also served in a variety of other roles with the Company, thereby gaining an understanding of the different facets of the Company’s operations and the food industry. Prior to assuming his present duties, Mr. Wilson was (a) responsible for the Company’s supply chain (1993 to 1996), (b) President of the Company’s Tubed Products’ plastic tubes business (1996 to 1998), which was sold in 2003), (c) President of the McCormick Canada consumer and industrial products business (from 1998 to 2001), (d) Vice President – Sales & Marketing of the Company’s U.S. Consumer Foods group (from 2001 to 2003), (e) President of the Company’s U.S. Consumer Foods group (2003 to 2005), and (f) President of the Company’s North American Consumer Products business (from 2005 to 2006). Prior to joining McCormick, Mr. Wilson worked for nine years at Procter & Gamble. In these various roles, Mr. Wilson developed a broad knowledge of the Company’s markets – both domestic and foreign, and consumer and industrial - and had senior level responsibility for strategic planning and leadership with respect to these businesses. In his present role, Mr. Wilson is responsible for the strategic leadership of the Company. He has extensive knowledge of consumer goods marketing in general, with a specific knowledge of the business, markets, and customers within the food industry in particular, and has hands-on experience in directing the day-to-day operations of our large, multi-faceted, consumer and industrial foods business.

Board Leadership

The Company’s Board is led by our Chairman, Alan D. Wilson, who is also the Chief Executive Officer. The Board of Directors believes that the Company is and has been well served by this combined structure. Such a structure acts as a bridge between management and the Board, thus helping to ensure that both act with commonality of purpose and allowing efficient communication between them. The Board believes that the CEO is best able to bring key business issues and stockholder interests to the Board’s attention, given his in-depth understanding of the Company. As well, the combined structure helps ensure accountability for the actions and strategic direction of the Company. Combining the roles also ensures that the Company presents its message and strategy to stockholders, employees and customers with a unified voice.

The Board has appointed a Lead Director. The independent directors, meeting in executive session in November 2009, selected Michael D. Mangan to serve as the Lead Director. The duties of the Lead Director are to (i) preside at executive sessions of the Board, and brief the CEO, as needed, following such sessions; (ii) preside at meetings of the Board where the Chairman is not present; (iii) call meetings of the independent directors; (iv) provide input on

Board agendas and meeting schedules; (v) provide feedback to the Chairman on the quality of information received from management; and (vi) participate with the Chairman and the Nominating/Corporate Governance Committee in interviewing Board candidates.

The Lead Director serves for a two-year term (subject to being re-elected to the Board of Directors by the stockholders). It is preferred that the Lead Director not have consecutive terms of service.

The Board believes that the combined Chairman and CEO structure, coupled with an independent Lead Director, the use of regular executive sessions of the non-management Directors, and the substantial majority of independent directors comprising the Board, allows the Board to maintain effective oversight of the Company.

Board Committees:    The Board of Directors has appointed the following Board Committees:

Audit Committee.    The Charter of the Audit Committee provides that the Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to:

•	the integrity of McCormick’s financial statements, the financial reporting process, and the systems of internal accounting and financial controls;

•	the performance of McCormick’s internal audit function;

•

the appointment, engagement and performance of McCormick’s independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications and independence;

•	compliance with McCormick’s business ethics and confidential information policies and legal and regulatory requirements, including McCormick’s disclosure controls and procedures; and

•	the evaluation of enterprise risk management issues.

In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the Committee, the independent registered public accounting firm, the internal auditors, and management of McCormick and to resolve any disagreements between management and the independent registered public accounting firm regarding financial reporting. The Committee also performs other duties and responsibilities set forth in a written Charter approved by the Board of Directors. The Charter of the Audit Committee is available on McCormick’s Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Board Committees – Descriptions & Charters.”

The Nominating/Corporate Governance Committee and the Board of Directors have determined that all members of the Audit Committee satisfy the independence requirements of the NYSE’s Listing Standards, the rules of the SEC, and McCormick’s Corporate Governance Guidelines. No member of the Audit Committee serves on the audit committees of more than three public companies. The Board of Directors has also determined that all committee members qualify as “audit committee financial experts” under SEC rules.

Compensation Committee.    The Compensation Committee has the following principal duties and responsibilities:

•

review McCormick’s executive compensation policy and programs to ensure that they (i) effectively motivate the CEO and other executive officers to achieve our financial goals and strategic objectives; (ii) properly align the interests of these employees with the long-term interests of our stockholders; and (iii) are sufficiently competitive to attract and retain the executive resources necessary for the successful management of our businesses;

•

review trends in executive compensation, oversee the development of new compensation plans (including performance-based, equity-based, and other incentive programs, as well as salary, bonus and deferred compensation arrangements) and, when appropriate, make recommendations to the Board regarding revisions to existing plans and/or approve revisions to such plans;

•

annually review and approve corporate goals and objectives relevant to McCormick’s CEO and other executive officers, evaluate the performance of such individuals against those goals and objectives, and approve the compensation for such individuals;

•	annually evaluate the compensation of the members of the Board of Directors; and

•	review McCormick’s management succession plan for the CEO and other executive officers.

These duties and responsibilities are set forth in a written Charter approved by the Board of Directors which is available on McCormick’s Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Board Committees – Descriptions & Charters.”

Pursuant to its Charter, the Committee has the authority to delegate certain of its responsibilities to a subcommittee; however, to date no such delegation has been made. The Committee has the authority to administer McCormick’s equity plans for the CEO and other executive officers. The Committee is responsible for all determinations with respect to participation, the form, amount and timing of any awards to be granted to any such participants, and the payment of any such awards.

CEO Recommendations:    The CEO provides recommendations to the Compensation Committee with respect to base salary amounts, performance targets for annual incentive and long-term cash-based incentive programs, and any adjustments to the cash value for equity grants for each executive officer, including Named Executive Officers (other than himself). These compensation recommendations are based on market data reviewed by the Committee and a subjective review by the CEO of each executive officer’s overall performance and contribution to McCormick during the prior year. While the Committee considers the recommendations of the CEO with respect to these elements of compensation, the Committee independently evaluates the recommendations and makes all final compensation decisions. The CEO does not make any recommendations as to his own compensation and such decisions are made solely by the Compensation Committee. For additional information on the role of the

CEO in recommending the amount or form of executive compensation during fiscal 2010, see the “Compensation Discussion and Analysis” below. Other than the CEO, no executive officer of McCormick determined or recommended the amount or form of executive or director compensation to the Committee during fiscal 2010.

Independent Compensation Consultant:    Pursuant to its Charter, the Committee has the sole authority to retain and terminate the services of any outside compensation consultants to the Committee. During fiscal 2010, the Compensation Committee retained Exequity L.L.P. to provide advice to the Committee on general program design and best practices as well as to assist the Committee in ensuring our executive and director compensation programs and the levels of compensation paid to our executive officers and directors were competitive with a “Peer Group” of companies, as identified in the Compensation Discussion and Analysis below. Exequity L.L.P. reported directly to the Committee and neither Exequity L.L.P. nor any of its affiliates provide any other services to the Company, its management or executive officers. While Exequity L.L.P. performed the general competitive review, as requested by the Committee, Exequity L.L.P. did not determine or recommend any amount or form of compensation to the Committee with respect to McCormick’s executive officers, except as requested by the Committee.

All members of the Committee qualify as independent directors under McCormick’s Corporate Governance Guidelines and the NYSE’s Listing Standards, and as “non-employee directors” and “outside directors” for the purposes set forth in the Committee’s Charter.

Nominating/Corporate Governance Committee.    The Nominating/Corporate Governance Committee assists the Board by:

•	developing and implementing corporate governance guidelines;

•	establishing criteria for the selection of nominees for election to the Board, and identifying and recommending qualified individuals to serve as members of the Board;

•

evaluating and recommending the size and composition of the Board and its Committees (including making determinations concerning the composition of the Board and its Committees under the applicable requirements of the SEC and the NYSE); and

•	monitoring a process to assess the effectiveness of the Board and its Committees.

The Committee is also responsible for performing other duties and responsibilities set forth in a written Charter approved by the Board of Directors. The Charter of the Committee and McCormick’s Corporate Governance Guidelines are available on McCormick’s Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Board Committees—Descriptions & Charters.”

All members of the Committee qualify as independent directors under McCormick’s Corporate Governance Guidelines and the NYSE Listing Standards.

Committee Membership and Meetings:

The table below shows current members of each of the Committees and the number of meetings held by each Committee in fiscal 2010.

Name	Audit	Compensation	Nominating/Corporate Governance
John P. Bilbrey		✓
James T. Brady	Chair
J. Michael Fitzpatrick	✓
Freeman A. Hrabowski, III			Chair
Patricia Little	✓
Michael D. Mangan (1)	✓		✓
Margaret M.V. Preston			✓
George A. Roche		✓
William E. Stevens		Chair
Number of Committee Meetings Held in Fiscal 2010	10	7	7

(1)	Lead Director

Director Attendance at Meetings

During fiscal 2010, there were six meetings of the Board. Each incumbent director attended at least 75% of the total number of meetings of the Board and each of the Board Committees on which he or she served, except Patricia Little who was elected to the Board effective May 25, 2010. Ms. Little attended at least 75% of the Board and Audit Committee meetings following her election to the Board.

Each year, the Annual Meeting of Stockholders is held on the same day as the Annual Meeting of the Board. Although there is no policy requiring Board members to attend the Annual Meeting of Stockholders, all Board members are encouraged to attend and typically do so. All Board members attended last year’s Annual Meeting of Stockholders.

Risk Oversight

The Board oversees the Company’s risk management and risk mitigation processes at both the full Board and Board Committee levels. Senior management of the Company is responsible for the Company’s day-to-day management of the risks facing the Company.

Board of Directors:    The full Board assesses the Company’s strategic direction and operational risks throughout the year. In addition, management annually provides the Board with an enterprise risk management (“ERM”) review of the strategic risk issues and major trends that may impact business functions and the Company’s overall risk profile, with recommendations for responsive action on ERM issues as needed. These plans and related risks are monitored throughout the year as part of the regular financial and performance reports given to the Board by management. In addition to the formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.

Audit Committee:    The Board has designated the Audit Committee to take the lead in overseeing risk management and the Audit Committee makes regular reports to the Board regarding briefings by management and advisors as well as the Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management process.

Compensation Committee:    The Compensation Committee considers the relationship between the Company’s compensation policies and practices for all employees and risk. In performing its responsibilities, the Committee receives regular reports on compensation matters and trends from the Committee’s independent compensation consultant. In 2010, the Compensation Committee evaluated the current risk profile of our executive and broad-based compensation programs, as discussed further below in “Performance-Based Compensation and Risk.” Additionally, the Compensation Committee’s independent compensation consultant reviewed the Company’s incentive plans (executive and broad-based) to determine if any practices might encourage excessive risk taking on the part of senior executives. The independent compensation consultant noted features of the Company’s incentive plans (executive and broad-based) that mitigate risk, including the use of multiple measures in our annual and long-term incentive plans, Compensation Committee discretion in payment of incentives in the executive plans, use of various types of long-term incentives, payment caps, significant stock ownership guidelines, and our clawback policy. In light of these analyses, the Compensation Committee believes that the Company’s compensation programs (executive and broad-based) provide multiple and effective safeguards to protect against undue risk.

Nominating/Corporate Governance Committee:    The Nominating/Corporate Governance Committee oversees risks related to corporate governance and Board composition. The Committee establishes criteria (for approval of the Board) for the selection of nominees for election to the Board, and reviews, evaluates and makes recommendations to the Board about its Committee structure and operations to ensure a commitment to effective governance.

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Other Directorships

Certain individuals nominated for election to the Board of Directors hold, or have held in the past five years, directorships in other public companies:

Name	Current	2010	2009	2008	2007	2006
John P. Bilbrey	—	—	—	—	—	—
James T. Brady	•Constellation Energy Group, Inc. •T. Rowe Price Group, Inc.	•Constellation Energy Group, Inc. •T. Rowe Price Group, Inc. •Nexcen Brands, Inc.	•Constellation Energy Group, Inc. •T. Rowe Price Group, Inc. •Nexcen Brands, Inc.	•Constellation Energy Group, Inc. •T. Rowe Price Group, Inc. •Nexcen Brands, Inc.	•Constellation Energy Group, Inc. •T. Rowe Price Group, Inc. •Nexcen Brands, Inc.	•Constellation Energy Group, Inc. •T. Rowe Price Group, Inc. •Nexcen Brands, Inc.
J. Michael Fitzpatrick	—	•SPX Corporation	•SPX Corporation	•SPX Corporation	—	•Carpenter Technology Corporation
Freeman A. Hrabowski, III	•Constellation Energy Group, Inc.	•Constellation Energy Group, Inc.	•Constellation Energy Group, Inc.	•Constellation Energy Group, Inc.	•Constellation Energy Group, Inc.	•Constellation Energy Group, Inc. •Mercantile Bankshares Corporation
Patricia Little	—	—	—	—	—	—
Michael D. Mangan	—	—	—	—	—	—
Margaret M.V. Preston	—	—	—	—	—	—
George A. Roche	—	—	—	—	—	•T. Rowe Price Group, Inc.
Gordon M. Stetz, Jr.	—	—	—	—	—	—
William E. Stevens	•MEMC Electronic Materials, Inc.	•MEMC Electronic Materials, Inc.	•MEMC Electronic Materials, Inc.	•MEMC Electronic Materials, Inc.	•MEMC Electronic Materials, Inc.	•MEMC Electronic Materials, Inc.
Alan D. Wilson	—	—	—	—	•Williams Scotsman, Inc.	—

Stock Ownership and Service on Other Boards

It is expected that each non-management director will acquire, within five years after his or her election to the Board, a number of shares having a value at least equal to four times the annual retainer paid to such member for service on the Board. The annual retainer was $65,000 during 2010 and was increased to $70,000 per year, effective January 1, 2011. Such ownership shall thereafter be maintained while serving on the Board. No director of the Company may serve on the boards of more than four other publicly traded companies while also serving on McCormick’s Board. All nominees are in compliance with these Board membership requirements.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or during fiscal 2010 was, an officer or an employee of McCormick or any of its subsidiaries, and no Committee member has any interlocking or insider relationship with McCormick which is required to be reported under applicable rules and regulations of the SEC.

Compensation of Directors*

The following table sets forth the compensation earned by the non-management directors for services rendered during the fiscal year ended November 30, 2010:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	Total ($)
John P. Bilbrey	74,000	71,883	34,400	180,283
James T. Brady	95,000	71,883	34,400	201,283
J. Michael Fitzpatrick	78,500	71,883	34,400	184,783
Freeman A. Hrabowski, III	90,500	71,883	34,400	196,783
Patricia Little	20,750	82,690	33,961	137,401
Michael D. Mangan	97,250	71,883	34,400	203,533
Margaret M.V. Preston	75,500	71,883	34,400	181,783
George A. Roche	75,500	71,883	34,400	181,783
William E. Stevens	90,500	71,883	34,400	196,783

*

Alan D. Wilson, Chairman, President, & Chief Executive Officer, and Gordon M. Stetz, Jr., Executive Vice President & Chief Financial Officer, are members of the Board of Directors and are also executive officers of the Company. Mr. Wilson’s and Mr. Stetz’s compensation is set forth below under “Compensation of Executive Officers.”

(1)	Amounts shown include fees deferred at the election of the director as follows: Dr. Hrabowski – $90,500 and Mr. Bilbrey – $57,750.
(2)

Amounts shown represent the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 for each director. Awards include grants of RSUs and stock options under the 2007 Omnibus Incentive Plan. For a discussion of the assumptions used in determining these values, see Note 10 to our 2010 audited financial statements and Note 10 to our 2009 audited financial statements.

(3)

Amounts shown include RSUs granted in 2010 and deferred at the election of each of the following directors: Mr. Bilbrey, Mr. Brady, Dr. Hrabowski and Ms. Preston. Amounts shown for Ms. Little include the value of the Common Stock shares which were paid to Ms. Little as her first quarterly, pro rated, Board retainer payment (see “Narrative to the Director Compensation Tables” below).

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Options and Restricted Stock Units (“RSUs”):    The following chart sets forth the number of exercisable and unexercisable options (exercisable for Common Stock and Common Stock Non-Voting, as indicated) and unvested RSUs held by each non-management director as of November 30, 2010:

Name	Exercisable Options		Unexercisable Options		Unvested RSUs
	Common Stock	Common Stock Non- Voting	Common Stock	Common Stock Non- Voting	Common Stock	Common Stock Non- Voting
John P. Bilbrey	12,500	7,500	3,750	1,250	1,467	489
James T. Brady	11,250	8,750	3,750	1,250	1,467	489
J. Michael Fitzpatrick	22,500	17,500	3,750	1,250	1,467	489
Freeman A. Hrabowski, III	24,500	19,500	3,750	1,250	1,467	489
Patricia Little	–	–	3,750	1,250	1,484	495
Michael D. Mangan	10,000	5,000	3,750	1,250	1,467	489
Margaret M.V. Preston	17,500	12,500	3,750	1,250	1,467	489
George A. Roche	10,000	5,000	3,750	1,250	1,467	489
William E. Stevens	11,250	8,750	3,750	1,250	1,467	489

Narrative to the Director Compensation Tables

Directors who are employees of McCormick do not receive any fees for their service as a director.

The cash components of non-management director compensation are: (i) an annual retainer of $65,000 ($70,000 beginning January 1, 2011), paid in equal quarterly installments (the first quarterly installment upon election to the Board is paid in Common Stock; subsequent quarterly payments are paid in cash), (ii) a meeting fee of $1,500 for each Board Committee meeting attended, and (iii) for directors who serve as the lead director or as Board committee chairs, an additional annual retainer of $15,000 in cash (paid in equal quarterly installments).

Pursuant to the 2007 Omnibus Incentive Plan, non-management directors receive an annual option grant of 5,000 shares of common stock. The shares subject to these options vest in full on March 15 of the year following the grant date, provided that the director continues to serve on the Board until such date. Non-management directors also receive an annual RSU grant equal in value to $75,000 ($90,000 beginning January 1, 2011). The RSUs vest in full on March 15 of the year following the grant date, provided that the director continues to serve on the Board until such date. All stock options and RSUs granted become fully exercisable in the event of disability or death of the participant, or a change in control of McCormick.

Directors are eligible to participate in the McCormick Deferred Compensation Plan. Pursuant to this plan, directors may elect to defer anywhere from 10% to 100% of their cash Board fees. McCormick makes no contributions to the Deferred Compensation Plan. For all plan participants, including directors, the deferred amounts are recorded in a notional deferred compensation account and change in value based upon the gains and losses of benchmark fund alternatives (one of which is McCormick stock). Plan participants may generally elect to change their fund choices at any time (there are certain restrictions applicable to participants subject to Section 16 of the Exchange Act). Director participants may elect the deferred amounts plus earnings to be distributed either six months following retirement from the Board or on an interim distribution date. Distributions upon a director’s retirement from the Board are paid in either a lump-sum or in 5 year, 10 year, 15 year or 20 year installments, based on the director’s distribution election made at the time of the deferral. Interim distributions are paid on a lump-sum basis and the distribution date must be at least four years from the date of the deferral election. If a director leaves the Board prior to the interim distribution date, then his or her plan balance will be paid as either a lump sum distribution or as indicated in the retirement distribution election. Participants may make a change to their distribution election subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Prior to the grant of RSUs, directors may elect to defer receipt of the underlying common stock upon vesting. If the director so elects, the director will not be considered the owner of the underlying common stock and will not receive voting rights or dividends on the stock until the deferral period expires, which is a date specified by the director or six months after the director’s retirement from the Board. At the expiration of the deferral period, the director becomes the owner of the underlying common stock.

PROPOSAL ONE

ELECTION OF DIRECTORS

Director Nominees:

The persons listed in the following table have been nominated by the Board for election as directors to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Management has no reason to believe that any of the nominees will be unavailable for election. In the event a nominee is unable to serve on the Board, or will not serve for good cause, the proxy holders will have discretionary authority for the election of any person to the office of such nominee. Alternatively, the Board may elect to reduce the size of the Board.

The following table shows the names and ages of all nominees, the principal occupation and business experience of each nominee during the last five years, the year in which each nominee was first elected to the Board, and, as of December 31, 2010, the amount of McCormick stock beneficially owned by each nominee, and the directors and executive officers of McCormick as a group, and the nature of such ownership. Except as shown in the table or footnotes, no nominee or executive officer owns more than 1% of either class of McCormick common stock.

Required Vote of Stockholders.

The affirmative vote of a majority of all votes cast by holders of the shares of Common Stock present in person or by proxy at a meeting at which a quorum is present is required for the election of each nominee.

The Board of Directors recommends that stockholders vote FOR each of the nominees listed below.

Director Nominees

Name		Amount and Nature of Beneficial Ownership(1)
	Principal Occupation & Business Experience	Common	Common Non-Voting

John P. Bilbrey Age 54 Year First Elected 2005	Executive Vice President, Chief Operating Officer (2010 to present), Senior Vice President (2003 to 2010), The Hershey Company; President of Hershey North America (2007 to 2010); President of Hershey International (2003 to 2007)	25,742 17,382(2)	9,378 9,128(2)

James T. Brady Age 70 Year First Elected 1998	Managing Director – Mid-Atlantic, Ballantrae International, Ltd. (1999 to present)	22,364 12,750(2)	13,716 9,250(2)

J. Michael Fitzpatrick Age 64 Year First Elected 2001	Chairman (2007 to present), Chief Executive Officer (2007 to 2010), Citadel Plastics Holdings, Inc.; Retired Executive (2005 to 2007)	39,970 24,000(2)	19,378 18,000(2)

Freeman A. Hrabowski, III Age 60 Year First Elected 1997	President, University of Maryland Baltimore County (1992 to present)	50,627 29,382(2)	30,129 21,128(2)

Patricia Little Age 50 Year First Elected 2010	Executive Vice President and Chief Financial Officer, Kelly Services, Inc. (2008 to present); General Auditor (2006 to 2008), Director, Global Accounting (2002 to 2008), Ford Motor Company.	287 0(2)	0 0(2)

Michael D. Mangan Age 54 Year First Elected 2007	Retired executive (2010 to present); President, Worldwide Power Tools and Accessories, The Black & Decker Corporation (2008 to 2010); Senior Vice President, Chief Financial Officer, The Black & Decker Corporation (2000 to 2008)	14,882 10,000(2)	6,628 5,000(2)

Amount and Nature of Beneficial Ownership(1)
Name	Principal Occupation & Business Experience	Common	Common Non-Voting

Margaret M.V. Preston Age 53 Year First Elected 2003	Managing Director (2008 to present); Regional Executive (2009 to present); Senior Vice President (2006 to 2008); Market Executive (2006 to 2008); US Trust, Bank of America Private Wealth Management; Executive Vice President, Mercantile Safe Deposit & Trust Company (2002 to 2006)	32,500 19,000(2)	14,378 13,000(2)

George A. Roche Age 69 Year First Elected 2007	Retired Executive & Senior Adviser (2007 to present); Chairman & President, (1997 to 2006) T. Rowe Price Group, Inc.	14,882 10,000(2)	6,628 5,000(2)

Gordon M. Stetz, Jr. Age 50 Year First Elected 2011	Executive Vice President & Chief Financial Officer (2007 to present); Chief Financial Officer & Vice President – Finance, Europe, Middle East & Africa (2005 to 2007)	42,132 0(2)	14,822 14,769(2)

William E. Stevens Age 68 Year First Elected 1988	Chairman, BBI Group (2000 to present)	36,602 11,250(2)	37,028 8,750(2)

Alan D. Wilson Age 53 Year First Elected 2007	Chairman (2009 to present); President & Chief Executive Officer (2008 to present); President & Chief Operating Officer (2007); President, North American Consumer Foods & Supply Chain (2005 to 2006)	263,210(3) (2.1)% 124,390(2)	48,570 41,463(2)

Directors and Executive Officers as a Group (18 persons)		1,257,461 634,624(2) (9.5)%	345,947 270,975(2)
(1)

Includes (i) shares of Common Stock and Common Stock Non-Voting beneficially owned by directors and executive officers alone or jointly with spouses, minor children, and relatives (if any) who have the same home as the director or executive officer; (ii) shares of Common Stock which are beneficially owned by virtue of participation in the McCormick 401(k) Retirement Plan: Mr. Wilson 9,564, Mr. Stetz 1,076, executive officers as a group – 30,531; and (iii) shares of Common Stock which are beneficially owned by virtue of participation in the Deferred Compensation Plan: Mr. Bilbrey – 7,035; Dr. Fitzpatrick – 7,466; Dr. Hrabowski – 8,983; Ms. Preston – 7,749; and Mr. Wilson – 967.

(2)	Number of shares included in the above number which can be acquired within 60 days of December 31, 2010 pursuant to the exercise of stock options and/or the vesting of restricted stock units (“RSUs”).
(3)

Includes 19,830 shares of Common Stock held in a charitable trust for the Wilson Family Foundation. Mr. Wilson serves as a trustee of the trust. Mr. Wilson disclaims beneficial ownership of such shares.

EXECUTIVE OFFICERS

Named Executive Officers

The following table shows, as of December 31, 2010, the names, ages and positions of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), the amount of Common Stock and Common Stock Non-Voting beneficially owned by each such executive officer, and the nature of such ownership. Except as shown in the table, no executive officer owns more than 1% of either class of McCormick common stock. Mr. Wilson and Mr. Stetz are also included in the director nominee table.

Amount and Nature of Beneficial Ownership(1)
Name	Principal Position	Common	Common Non-Voting

Alan D. Wilson	Chairman, President & Chief Executive Officer	263,210 (2.1)% 124,390(2)	48,570 41,463(2)
Age 53

Gordon M. Stetz, Jr.	Executive Vice President & Chief Financial Officer	42,132 0(2)	14,822 14,769(2)
Age 50

Lawrence E. Kurzius	President – McCormick International (2008 to present); President, Europe, Middle East & Africa (2007 to 2008); President, U.S. Consumer Foods (2005 to 2007)	119,833 78,602(2)	26,199 26,199(2)
Age 52

Charles T. Langmead	President – U.S. Industrial Group (2005 to present)	124,561 35,402(2)	13,299 11,799(2)
Age 53

Mark T. Timbie	President – North American Consumer Foods (2007 to present); President, International (2005 to 2007)	192,028 (1.5)% 109,877(2)	37,246 36,624(2)
Age 56

(1)

Includes: (i) shares of Common Stock and Common Stock Non-Voting beneficially owned by the executive officers alone or jointly with spouses, minor children and relatives (if any) who have the same home as the executive officer; (ii) shares of Common Stock which are beneficially owned by virtue of participation in the McCormick 401(k) Retirement Plan: Mr. Langmead 15,235.

(2)	Number of shares included in the above number which can be acquired within 60 days of December 31, 2010 pursuant to the exercise of stock options and/or the vesting of RSUs.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The purpose of this Compensation Discussion and Analysis (CD&A) is to provide stockholders with a description of the material elements of McCormick’s compensation program for its executive officers, including the Named Executive Officers, for fiscal 2010 and the policies and objectives which support the program. The compensation details are reflected in the compensation tables and accompanying narratives which follow.

The CD&A is divided into the following sections:

•	Executive Summary

•	Principles of McCormick’s Executive Compensation Policy

•	Overview of Our Executive Compensation Program for Fiscal 2010

•	How We Determined Executive Compensation for Fiscal 2010

•	Elements of Executive Compensation

•	Performance-Based Compensation and Risk

Executive Summary

The core principle of McCormick’s executive compensation program continues to be pay for performance, and the framework of our executive compensation programs includes the governance features discussed below:

•	McCormick’s executive officers have no employment agreements.

•	McCormick’s Compensation Committee is comprised solely of independent directors.

•	The Compensation Committee’s independent compensation consultant, Exequity L.L.P., is retained directly by the Committee and performs no consulting or other services for McCormick.

•

The Compensation Committee’s annual review and approval of McCormick’s compensation strategy includes a review of compensation-related risk management. In this regard, the Compensation Committee reviews McCormick’s executive compensation program (including base salary, annual performance-based incentive compensation, cash-based and equity-based long-term incentive programs, retirement plan, and personal benefits). The Committee does not believe that the compensation program creates risks that are reasonably likely to have a material adverse effect on McCormick.

•

Exequity L.L.P., the Compensation Committee’s independent consultant, assessed the Company’s compensation policies and practices in fiscal 2010 and concluded that they do not motivate imprudent risk taking.

McCormick’s compensation program and related governance features are complemented by several specific elements designed to align McCormick’s executive compensation with long-term stockholder interests, including:

•	a compensation recoupment or “clawback” policy, as described below;

•	share ownership guidelines for McCormick’s executive officers, as described below;

•	a cap for executive officer bonus payouts under the annual performance-based incentive program; and

•	prohibitions on executive officers engaging in speculative transactions in McCormick securities, such as short sales or an equivalent transaction involving Company stock.

Principles of McCormick’s Executive Compensation Policy

McCormick’s compensation policy is based on the following principles:

•

We must pay competitively – both in terms of the amount and type of compensation we offer – as compared to the “Market Group” companies listed below in order to attract and keep our executive talent, and an appropriate percentage of such compensation is performance-based.

•	A substantial portion of each executive’s total compensation should be performance-based and dependent on the achievement of financial performance goals over both the short and longer term.

•	The financial performance goals should be drivers of stockholder value over the short and longer term, such as sales growth, earnings per share (EPS) and total stockholder return (TSR).

The compensation for McCormick’s executive officers, including Mr. Wilson and the other Named Executive Officers, consists of the elements identified in the table below.

Overview of Our Executive Compensation Program for Fiscal 2010

During fiscal 2010, the primary elements of compensation earned by each of our Named Executive Officers consisted of base salary, an annual incentive cash bonus, long-term incentive compensation (in the form of cash-based and equity-based incentive awards), a limited number of personal benefits, and retirement earned under our qualified pension plan and supplemental executive retirement plan.

The Compensation Committee reviews and approves each element of compensation separately and, if necessary, makes adjustments to individual elements of compensation to achieve total targeted compensation that is competitive with our Market Group, with performance goals based on an analysis of our Peer Group, all as explained below. In its deliberations, the Committee reviews “tally sheet” information for each executive officer, including the Named Executive Officers. The tally sheets are updated annually and include the elements of compensation noted above, the total estimated payments upon retirement (including acceleration of in-the-money equity awards), and the total estimated payments upon involuntary termination from McCormick.

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Overview of Executive Compensation Program for Fiscal 2010

Element	Objective	Key Features
Base Salary	Provide a competitive annual fixed level of cash compensation.

• Targeted at the 50th percentile of our Market Group.

• Represents about 30% of compensation mix for all Executive Officers as a group.

• Adjustments are based on individual performance, internal equity, and pay relative to the Market Group.

Annual Performance-Based Incentive Compensation	Motivate and reward executive contributions in producing annual financial results.

• Total cash compensation is targeted at the 50th percentile of the Market Group.

• Annual incentive cash payments are based on a formula that includes EPS growth and, for business unit presidents, operating income growth, adjusted for working capital charges for their business units.

Equity Awards	Retain executive officers and align their interests with the stockholders.

• Total long-term incentive compensation is targeted at the 50th percentile of the Market Group’s total long-term incentive compensation.

• Equity compensation is in the form of stock options (provides value to the executive only to the extent that the stock price appreciates).

• Stock options are 10 year non-qualified options that vest 25% per year over the first four years of the term.

Cash-Based Long-Term Incentive Program	Retain executives and align their compensation with the Company’s key financial goals to drive stockholder value over time.

• Cash awards based on the achievement of cumulative growth in net sales and relative TSR as compared to our Peer Group over the three-year performance period ending November 30, 2010.

• Annual grants of three-year overlapping cycles.

Pension Plan & 401k Retirement Plan	Provide retirement income for employees.

• Tax qualified defined benefit pension plan in which most of our US employees (including Named Executive Officers) are eligible to participate.

• Plan formula is based on age, years of service, and cash compensation.

• The Company provides a match in the 401(k) plan of up to 4% of eligible compensation.

Supplemental Executive Retirement Plan	Provide retirement income for eligible executives to replace a reasonable percentage of their annual pre-retirement income, and to encourage early retirement by such persons.

• For executives who are age 50 and over, includes annual compensation over IRS limit and incentive bonus in the benefit calculation.

• For certain executive officers, including Named Executive Officers, includes one additional month of service credit for each month worked between ages 55 and 60 (five year maximum).

Deferred Compensation	Provide retirement savings to executives in a tax-efficient manner.	• Participant can elect to defer up to 80% of salary and annual bonus in a non-qualified plan.
Automobile & Executive Benefit Allowances	Reimburse executive for transportation, financial planning and wellness expenses.	• Fixed monthly amount, which is fully taxable to the recipient.
Company Airplane	Available for use by executive officers to provide for security, confidentiality, and efficiency of travel time.	• Any personal use of the Company airplane (such as spouse travel) is imputed as income to the executive. • The executive is fully responsible for all taxes on such imputed amount.

How We Determined Executive Compensation for Fiscal 2010

The Compensation Committee of the Board of Directors administers the compensation program for McCormick’s executive officers, including Mr. Wilson and the other Named Executive Officers. The Committee applies the executive compensation principles listed above to the compensation program for each individual. In determining the compensation of the Company’s executive officers, the Committee is assisted by Exequity L.L.P., the independent compensation consultant retained by the Committee.

The Compensation Committee considered the following information in its evaluation of the compensation program for fiscal 2010:

•	A total compensation review of a large number of other manufacturers of consumer goods listed below (“Market Group”) provided by Exequity L.L.P.;

•	A review of current and historic financial information, such as EPS, sales growth and TSR, of certain manufacturers of consumer food products listed below (“Peer Group”); and

•	Recommendations by Mr. Wilson with respect to the compensation of each Named Executive Officer, other than himself, as discussed more fully below.

1. Annual Cash Compensation and Long-Term Incentives.    Each year, including fiscal 2010, the Compensation Committee compares the target total compensation being offered to McCormick’s executive officers, including its Named Executive Officers, to the compensation being paid to individuals in similar positions at the below listed manufacturers of food and other non-durable consumer goods (our Market Group companies).

For fiscal 2010, the Market Group was comprised of the following companies:

Alberto-Culver Company

Anheuser-Busch Companies, Inc.

Archer-Daniels-Midland Company

Avon Products, Inc.

The Black & Decker Corporation

Bush Brothers & Company

Campbell Soup Company

Cargill, Incorporated

The Clorox Company

The Coca-Cola Company

Colgate-Palmolive Company

ConAgra Foods, Inc.

Corn Products International, Inc.

Del Monte Foods Company

Diageo North America, Inc.

Dole Food Company, Inc.

General Mills, Inc.

H. J. Heinz Company

Hallmark Cards, Inc.

Hanesbrands Inc.

Hasbro, Inc.

The Hershey Company

Hormel Foods Corporation

Kellogg Company

Kimberly-Clark Corporation

Kraft Foods Inc.

Land O’ Lakes, Inc.

Levi Strauss & Co.

Mars, Incorporated

Mattel, Inc.

Molson Coors Brewing Company

Nestlé Purina PetCare Company

Nestlé USA

PepsiCo, Inc.

The Procter & Gamble Company

Revlon, Inc.

S. C. Johnson Consumer Products

Sara Lee Corporation

Schreiber Foods Inc.

The Scotts Miracle-Gro Company

Sensient Technologies Corporation

Tupperware Brands Corporation

Unilever United States, Inc.

Wm. Wrigley Jr. Company

We believe these companies are the appropriate benchmark against which to measure the adequacy and appropriateness of our target compensation for executive officers because they are a likely source of executive talent for us, their executive positions are similar in scope, authority and impact to the positions occupied by our executives, and they operate within the same general industry segment as does McCormick. These companies range in sales and profits from lower to higher than McCormick, but the Compensation Committee’s independent consultant employs regression analysis to predict the levels of compensation these Market Group companies would pay if they were McCormick’s size. These size-adjusted data become the benchmarks against which the Compensation Committee measures the sufficiency and suitability of the pay being extended to McCormick’s executives.

Annual cash compensation consists of an annual base salary and annual performance-based incentive bonus. McCormick targets annual cash compensation expenditures at the 50th percentile of the annual cash compensation practices in the Market Group companies. Long-term compensation expenditures (consisting of cash-based and equity-based incentive awards) also are targeted at the 50th percentile of the long-term incentive compensation values conveyed to executive officers at the Market Group companies.

During fiscal 2010, the aggregate value of the total compensation opportunities (the sum of annual cash compensation and long-term incentive compensation) that McCormick extended to its team of executive officers was 11.3% below the 50th percentile of total compensation levels offered to similarly positioned executives at the Market Group companies.

Elements of Executive Compensation

(a) Base Salaries. Adjustments to base salaries are considered annually, but there is no guarantee that base salary will increase in any given year. For fiscal 2010, base salaries for the Named Executive Officers were increased to reflect assessments of individual performance and to better align each incumbent’s pay with market medians. In aggregate, following such increases, base salaries for all executive officers as a group were 3.7% below the 50th percentile level in the Market Group.

(b) Annual Performance-Based Incentive Compensation.    Performance goals for our annual incentive bonus program and our cash-based long-term incentive program were approved by the Compensation Committee based on its analysis of the performance of 17 companies that are members of the S&P 500 Food Products Group (which are large-cap companies) and the S&P 400 Food Products Group (which are mid-cap companies). McCormick considers these companies to be our Peer Group for purposes of our performance-based incentive plans because they are the companies against which we assess our financial results and with whom we compete for equity investors.

For fiscal 2010, our Peer Group comprised the following companies:

Campbell Soup Company ConAgra Foods, Inc. Dean Foods Company Dr. Pepper Snapple Group, Inc. General Mills, Inc. H. J. Heinz Company	The Hershey Company Hormel Foods Corporation The J. M. Smucker Company Kellogg Company Kraft Foods Inc. Lancaster Colony Corporation	Ralcorp Holdings, Inc. Sara Lee Corporation Smithfield Foods, Inc. Tootsie Roll Industries, Inc. Tyson Foods, Inc.

Each Named Executive Officer’s annual incentive bonus is based in whole or in part on McCormick’s EPS growth. With respect to a Named Executive Officer directly responsible for a particular business unit, the annual bonus is also based in part on the achievement of certain operating income goals (adjusted by a charge for working capital) relating to that business unit. In general, when setting annual incentive bonus goals, the Compensation Committee considers historic levels of EPS generated by the top performing Peer Group companies, upcoming year EPS estimates for these companies, and McCormick’s own record of EPS growth. The Committee also evaluates, with Mr. Wilson’s input, non-operational and/or non-recurring factors which may have affected the EPS results at the Peer Group companies during the performance periods considered.

For annual incentive bonuses in fiscal 2010, the Committee derived an EPS goal based on the average of the (i) the median current year EPS growth rate performance among the top half of the Peer Group companies, and (ii) the median of the trailing average three-year EPS growth rates generated by the Peer Group companies. The Committee also factored into its determination a consideration of McCormick’s projected and historic EPS growth rates.

The Compensation Committee endorsed McCormick’s objective to grow EPS between 9% and 11%, which was substantially higher than the average growth rate performance for the Peer Group as a whole, and competitive with the median growth rate performance exhibited by the top half of the Peer Group. The Compensation Committee determined that if McCormick were to achieve EPS growth in the range of 9% to 11%, an incentive bonus would be paid in an amount between approximately 130% and 160% of target. The Committee concluded it was appropriate to reward EPS performance in the range of 9% to 11% with a payment that exceeded target in recognition of the difficulty of achieving an EPS goal which places McCormick among the top performers in its Peer Group.

More generally, for fiscal 2010, the Compensation Committee established the following incentive bonus payment levels for EPS growth ranging from 0% to 14% or more:

	EPS Growth	Payout
Threshold	0%	0%
Target	6.8%	100%
Maximum	14% or more	200%

One of the performance metrics used in determining the fiscal 2010 incentive bonus for Messrs. Kurzius, Langmead and Timbie is business unit operating income. The ability to meet or exceed this individual performance metric was at least as difficult as the overall Company achievement of its EPS growth performance metric. Business unit operating income targets, while quantifiable, are confidential commercial or financial information, the disclosure of which would cause competitive harm to the Company. The Compensation Committee evaluates the difficulty of achieving the business unit operating income targets established by the CEO. In this evaluation, the Committee considers both the historic performance of the business units for which Messrs. Kurzius, Langmead, and Timbie are responsible and the overall operating income targets established by management for the upcoming fiscal year. This evaluation is conducted with a view to driving stockholder value, paying our Named Executive Officers competitively, and rewarding superior financial performance. The measure of the difficulty of achieving business unit operating income targets is illustrated by the fact that the business units led by Messrs. Kurzius, Langmead, and Timbie have not uniformly achieved their operating income targets from year-to-year and also vary when compared to each other.

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The Compensation Committee determined the actual fiscal 2010 incentive bonus for each Named Executive Officer using the factors set forth in the following table: (i) the performance metric and respective weight allocated to each metric, as applicable; and (ii) the target annual incentive bonus potential, as a percentage of base salary.

Name	Performance Metric	Target Incentive Bonus as a % of Base Salary	Payout Factor %	Actual Incentive Bonus as a % of Base Salary *
		A	B	C
Alan D. Wilson	100% - EPS Growth	100%	180%	180%
Gordon M. Stetz, Jr.	100% - EPS Growth	60%	180%	108%
Lawrence E. Kurzius	50% - Operating Income from businesses in Europe, Middle East, Africa, and the Asia/Pacific regions. 50% - EPS Growth	60%	184%	110%
Charles T. Langmead	50% - Operating Income from U.S. Industrial Group and Mexican industrial business. 50% - EPS Growth	60%	188%	113%
Mark T. Timbie	50% - Operating Income from the U.S. Consumer, Canada, Mexico (consumer business) and El Salvador businesses. 50% - EPS Growth	60%	113%	68%

* The fiscal 2010 incentive bonus for each Named Executive Officer is determined by multiplying column “A” times column “B” to produce the result in column “C.” The annual incentive bonus amount is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below. For fiscal 2009, the actual incentive bonus as a percentage of base salary (Column C) for each Named Executive Officer was 192% (Mr. Wilson), 115% (Mr. Stetz), 61% (Mr. Kurzius), 57% (Mr. Langmead) and 111% (Mr. Timbie).

(c) Cash-Based Long-Term Incentive Program.    A limited number of executives, including the Named Executive Officers, who are in a positions to significantly impact the achievement of key corporate objectives and who provide the long-term strategic leadership necessary to accomplish the objectives participate in a three-year cash-based incentive program. The program provides for the payment of stipulated cash awards contingent on (1) the achievement of three-year financial performance goals, and (2) McCormick’s Total Stockholder Return (TSR) relative to the TSR generated by our Peer Group companies.

We establish our financial performance goals to instill in our executive officers an incentive to generate financial growth for McCormick which is competitive with growth rates exhibited by the highest performers among our Peer Group companies. This program plays an important role in aligning the compensation of executives with key financial accomplishments (cumulative sales growth, TSR and/or EPS), all of which the Compensation Committee believes drive stockholder value over the long-term and are therefore important indicators of the performance of our top executives.

Throughout fiscal 2010, there were three active award cycles in this program, one of which ended on November 30, 2010.

(i) Completed Cycle: For the three year award cycle beginning on December 1, 2007 and ending on November 30, 2010 (fiscal 2008-2010), the Compensation Committee determined that cumulative sales growth and TSR were the metrics that best correlated with growth in Company value. Cumulative sales growth goals for this cycle were based on an analysis of sales growth goals for our fiscal 2008 Peer Group companies as compared to the three-year sales growth goals set forth in our strategic business plan.

(ii) Active Cycle: For the three year award cycle beginning on December 1, 2008 and ending on November 30, 2011 (fiscal 2009-2011), the Compensation Committee retained the TSR metric and approved a change from a cumulative sales growth metric to an EPS growth metric. EPS growth goals were used for this cycle to strengthen attention on continuous profit improvement and thereby enhance stockholder investment value. The EPS growth goals were based on an analysis of published EPS growth goals by our fiscal 2009 Peer Group companies together with the three-year EPS growth goals set forth in our strategic plan .

(iii) Active Cycle: For the three year award cycle beginning on December 1, 2009 and ending on November 30, 2012 (fiscal 2010-2012), the Compensation Committee again approved EPS growth and relative TSR metrics. EPS growth goals were also used for this cycle to strengthen attention on continuous profit improvement and thereby enhance stockholder investment value. The EPS growth goals were based on an analysis of published EPS growth goals by our Peer Group companies together with three-year EPS growth goals set forth in our strategic plan for the three-year period.

Cumulative TSR growth relative to the growth generated by the members of our Peer Group also was determined to be an appropriate metric for these cycles because it is a clear and objective measurement of return for our stockholders, and its inclusion as a performance indicator ensures that the interests of plan participants remain aligned with those of our investors. The higher McCormick’s TSR rank in relation to Peer Group returns, the bigger the cash award paid; the lower the TSR rank, the smaller the payment made.

Cash awards for these cycles, if any, are based on a combination of McCormick’s achievement with respect to financial performance goals and TSR in relation to the returns exhibited by our peer companies. Both cumulative sales or EPS growth and TSR must be achieved in order for the cash awards to be paid, and payout is based upon a matrix of the range of results for both factors. To prevent instances of award payment for periods with unbalanced results, threshold levels of performance with respect to financial goals and TSR both must be achieved for any cash award to be paid.

The payment made in December 2010 to Named Executive Officers for the fiscal year ending November 30, 2010, is listed in the Summary Compensation Table below. At its December 2010 meeting, the Compensation Committee approved the payment to participants constituting 108% of target because of compounded three-year sales growth of 10% and a TSR percentile rank of 69%. We are in the third year of the fiscal 2009-2011 three-year performance cycle, and are in the second year of the fiscal 2010-2012 three-year performance cycle. If the established performance targets for the cycles are achieved, the related cash awards will be paid no later than February 2012 and February 2013, respectively.

For the three-year performance cycles completed in fiscal 2010 or currently in progress, the cumulative three-year sales growth or EPS growth and TSR thresholds and maximums are as follows:

Cash-Based Long-Term Incentive Program

	FY2008–2010 Performance Period
	Sales Growth	TSR
Threshold	8.0%	30th Percentile
Maximum	17.0%	80th Percentile and above

	FY2009–2011 Performance Period
	EPS Growth	TSR
Threshold	12.0%	30th Percentile
Maximum	36.0%	90th Percentile and above

	FY2010–2012 Performance Period
	EPS Growth	TSR
Threshold	12.0%	30th Percentile
Maximum	33.0%	80th Percentile and above

(d) Equity-Based Long-Term Incentive Program.    We offer equity-based long-term incentive compensation opportunities as well as cash-based long-term incentive benefits because we believe the combination provides an appropriately balanced focus on long-term stockholder value. Equity awards are granted at the annual meeting of the Board of Directors, which is held on the same day as our Annual Stockholders’ Meeting. In fiscal 2010, the Compensation Committee determined that equity awards for executive officers, including the Named Executive Officers, should be 100% stock options, the same award format as had been granted in the previous year. The Compensation Committee decided to issue stock options because it believed that stock options provide the most direct and effective method for aligning the interests of our executive officers with those of our stockholders. The exercise price of stock options is equal to the closing price of McCormick common stock on the date of grant. The number of option shares is determined by dividing the stock option cash value by the closing price of McCormick common stock on the date of grant and multiplying the result by a factor of 4.5 which reflects the historic correlation between the Black-Scholes model for valuing of option shares and the market value of the shares.

The size of cash and equity-based long-term incentive awards is determined by reference to benchmark practices. Each executive officer is assigned an aggregate award value that reflects the 50th percentile of the long-term incentive award values granted to comparably positioned officers of our Market Group companies. Award values are conveyed to each executive in a combination of cash-based awards and stock options. The mix of cash and equity-based awards is determined each year by the Compensation Committee by reference to the typical blend of such awards in the Market Group.

Chief Executive Officer Recommendations.    The compensation of every McCormick employee, including each Named Executive Officer, is influenced in large part by the responsibilities of the position and the need to ensure that employees having similar job responsibilities are paid equitably, with consideration for individual performance. During 2010, Mr. Wilson provided recommendations to the Compensation Committee with respect to the base salary amounts, performance targets for the annual and cash-based long-term incentive programs, and any adjustments to the cash value for equity awards for each Named Executive Officer (other than himself). These recommendations were based on the Market Group data reviewed by the Committee and Mr. Wilson’s assessment of the executive’s relative experience, overall performance, and impact on the accomplishment of McCormick’s financial goals and strategic objectives during the prior year. While the Compensation Committee took Mr. Wilson’s recommendations under advisement, it independently evaluated the pay recommendations for each executive and made all final compensation decisions in accordance with its formal responsibilities as defined in its Charter. The Compensation Committee determined Mr. Wilson’s compensation, including base salary, performance targets for the annual and cash-based long-term incentive programs, and the cash value for equity awards privately in executive session.

Share Ownership Guidelines for Executive Officers.    We believe our executive officers should be invested in the success of the organization they lead, and thus the Compensation Committee adopted share ownership guidelines in 2004. In June 2010, the Committee reviewed our share ownership guidelines as compared to those of the Market Group companies. A majority of the Market Group companies set share ownership guidelines based on a multiple of base salary similar to ours. Based upon its review, the Committee concluded that no changes were necessary to the previously established guidelines, which are as follows:

Multiple of Base Pay

• Chief Executive Officer	5.0x
• Executive Vice President and executive officers serving as Presidents of major business units	3.0x
• Senior Vice President	2.0x
• Vice President	1.6x

Shares owned by an executive officer include common stock allocated to the officer’s 401(k) plan account as well as other shares which are beneficially owned, directly or indirectly, by the officer, but do not include shares available under vested but unexercised options or unvested RSUs. All executive officers have five years from their appointment as an executive officer to meet these guidelines, and their stock ownership is reviewed annually by the Compensation Committee. Based on the closing price of the common stock on December 31, 2010, all of our Named Executive Officers satisfy the guidelines.

2. Retirement Benefits and Personal Benefits.

(a) Retirement Benefits.    We provide a tax-qualified defined benefit pension plan in which most of our U.S. employees are eligible to participate, including the Named Executive Officers. For employees hired prior to December 1, 2000, base salary only is included in the calculation of the pension benefit, while base salary and the annual incentive bonus are included in the calculation of the pension benefit for employees hired on or after December 1, 2000.

We also provide a supplemental executive retirement plan (“SERP”) for a limited number of senior management employees who are age 50 and older, including the Named Executive Officers. Providing a supplemental retirement benefit is consistent with comparable organizations and provides a significant retention benefit. The senior executive program contained in McCormick’s SERP provides the Named Executive Officers who are age 50 and older with a credit of one additional month of service for each month of service in the SERP between ages 55 and 60. For the Named Executive Officers hired before December 1, 2000, the SERP also includes a significant portion of the executives’ incentive bonuses in the calculation of the SERP pension benefit in recognition of the fact that a substantial portion of the total compensation for these executives is performance-based compensation, consistent with our compensation policy. For Named Executive Officers hired on or after December 1, 2000, the SERP is calculated by multiplying the benefit by a factor based upon the Named Executive Officer’s wage grade at the date of retirement. Cash-based long-term incentive awards and the value of equity-based long-term incentive awards are not included in the calculation of the SERP benefit.

(b) Personal Benefits.    The Named Executive Officers received a limited number of personal benefits, including a fixed car allowance and fixed executive benefit allowance for expenses associated with financial planning and wellness. These benefits make up a small portion of the total compensation of our Named Executive Officers and we believe the retention value of these benefits exceeds the cost of such benefits to McCormick. The Company does not provide tax gross-ups for personal benefits, such that these benefits are fully taxable to the recipient.

(c) Company Airplane.    McCormick maintains a Company airplane. It is preferred that the CEO and other executives, including the Named Executive Officers, use McCormick’s airplane whenever air travel is required for business purposes. This provides for a more efficient use of their time given the greater likelihood of direct flights and improved flight times than are available commercially. It also provides a more secure traveling environment where sensitive business issues may be discussed, and enhances personal security. Spouses, family and other guests may accompany the executive on the airplane when the executive is traveling. If the travel by the executive, spouse, family, or guest does not meet the United States Internal Revenue Service (“IRS”) standard for business use, the cost of that travel is imputed as income to the executive and the executive is fully responsible for any associated tax liability. To the extent any travel on the airplane results in imputed income to the Named Executive Officer, the Company does not provide gross-up payments to cover the Named Executive Officer’s personal income tax obligation due to such imputed income. The Company does not incur any incremental out-of-pocket costs when additional passengers accompany an executive on the Company airplane.

For additional information on the above personal benefits, see the “All Other Compensation” column and related footnotes to the Summary Compensation Table.

Performance-Based Compensation and Risk

The Compensation Committee considers risk as well as motivation when establishing performance criteria. During fiscal 2010, the Compensation Committee engaged in a process of reviewing all of the Company’s incentive compensation plans to determine whether the Company’s compensation policies and practices foster risk taking above the level of risk associated with the Company’s business model. In the course of its examination, the Committee evaluated:

•	The balance of performance and the quality and sustainability of performance;

•	The mix between annual and long-term incentives;

•	The relationship between performance criteria for annual and long-term incentive awards;

•	Competitive practices;

•	Share retention requirements; and

•	Clawback provisions.

On the basis of this review, the Compensation Committee determined that the Company’s incentive compensation plans are appropriately structured and do not create risks that are reasonably likely to have a material adverse effect on the Company.

Clawback Provisions.    McCormick’s 2007 Omnibus Incentive Plan (the “Omnibus Plan”), which was approved by stockholders at the April 2, 2008 Annual Meeting, outlines circumstances under which share-based and cash-based awards made under that plan may be forfeited, annulled, and/or reimbursed to McCormick. Such circumstances include: a forfeiture of the gain realized by a participating employee on account of actions taken by the employee in violation of the award agreements issued under the Omnibus Plan, and/or a finding by the Compensation Committee that a participating employee has been terminated for cause (“cause” means, as determined by the Compensation Committee, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of those agreements between the participant and McCormick or an affiliate, as specified in the Omnibus Plan).

Furthermore, if McCormick is required to prepare an accounting restatement due to the material noncompliance of McCormick, as a result of misconduct, with any financial reporting requirement under the securities laws, then (i) the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, and (ii) any participant who (a) knowingly engaged in the misconduct, (b) was grossly negligent in engaging in the misconduct, (c) knowingly failed to prevent the misconduct, or (d) was grossly negligent in failing to prevent the misconduct, is required to reimburse McCormick the amount of any payment in settlement of an award earned or accrued under the Omnibus Plan during the twelve (12) month period following the public issuance or Exchange Act filing (whichever first occurred) of the financial document that contained such material noncompliance.

Performance-Based Compensation – Section 162(m).    The Compensation Committee annually reviews and considers the deductibility of the compensation paid to our executive officers, which includes each of the Named Executive Officers, under Section 162(m) of the Internal Revenue Code. Pursuant to Section 162(m), compensation paid to certain executive officers in excess of $1,000,000 is not deductible unless it qualifies as “performance-based compensation.” The Committee endeavors to structure the executive compensation program so that each executive’s compensation will generally be fully deductible. The compensation paid pursuant to our cash-based annual and long-term incentive programs and our stock option grants generally qualifies as “performance-based compensation” for purposes of Section 162(m). Base salaries and vesting of RSU grants do not qualify as “performance-based compensation” pursuant to the requirements of Section 162(m). From time to time, the Committee may approve compensation that exceeds the $1,000,000 limitation under Section 162(m) in order to provide competitive levels of total compensation for our executive officers.

For fiscal 2010, compensation for Mr. Wilson and Mr. Langmead exceeded the Section 162(m) limitation due primarily to base salary and vesting of RSU grants.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed the foregoing Compensation Discussion and Analysis with management and, based on these reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in McCormick’s Annual Report on Form 10-K for the fiscal year ended November 30, 2010 and in this proxy statement.

Submitted by:	Compensation Committee William E. Stevens, Chairman John P. Bilbrey George A. Roche

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SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned during the applicable fiscal year by our CEO and CFO during fiscal 2010, and each of the other three most highly compensated executive officers of McCormick who were executive officers as of the end of fiscal 2010.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All other Compensation ($)(5)	Total
Alan D. Wilson Chairman, President and Chief Executive Officer	2010 2009 2008	910,308 836,245 742,116	- - 818,781	1,612,672 1,517,544 732,960	2,896,541 1,647,761 3,722,342	874,420 1,151,522 455,962	55,800 60,961 104,303	6,349,741 5,214,033 6,576,464

Gordon M. Stetz, Jr. Executive Vice President and Chief Financial Officer	2010 2009 2008	446,769 409,441 383,655	- - 203,283	340,560 320,040 182,160	798,984 475,935 643,168	825,403 128,976 0	55,800 48,695 48,843	2,467,516 1,383,087 1,461,109

Lawrence E. Kurzius President, McCormick International	2010 2009 2008	469,424 457,620 418,655	- - 230,223	449,264 422,856 182,160	862,428 282,316 1,058,582	66,871 155,476 1,691	55,800 54,450 912,884	1,903,787 1,372,718 2,804,195

Charles T. Langmead President, U.S. Industrial Group	2010 2009	420,000 378,766	- -	340,560 320,040	795,182 220,148	406,234 604,772	56,190(6) 52,311	2,018,166 1,576,037

Mark T. Timbie President, North American Consumer Foods	2010 2009 2008	491,288 473,841 460,601	- - 268,244	449,264 422,856 239,760	791,053 531,162 1,843,992	879,996 780,829 24,410	55,800 59,331 65,504	2,667,401 2,268,019 2,902,511
(1)

The Salary and Non-Equity Incentive Plan Compensation columns include amounts deferred at the election of the Named Executive Officer. For more information on the amount of cash compensation deferred for each Named Executive Officer during fiscal 2010, see the “Non-Qualified Deferred Compensation Table” below.

(2)

Amounts shown represent the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 with respect to each fiscal year for each Named Executive Officer. Amounts in the “Stock Awards” column relate to grants of RSUs pursuant to our 2007 Omnibus Incentive Plan and 2004 Long-Term Incentive Plan, and amounts in the “Option Awards” column relate to grants of stock options pursuant to our 1997 and 2001 Stock Option Plans, 2004 Long-Term Incentive Plan, and 2007 Omnibus Incentive Plan.

(3)

Amounts shown represent the cash awards earned by the Named Executive Officer under our Annual Performance-Based Incentive Compensation Plan for each performance period. For further information, see the “Grants of Plan-Based Awards Table” and accompanying footnotes below. Amounts for fiscal 2008 and 2010 also include cash awards paid to participants for two three-year Cash-Based Long-Term Incentive Program cycles, one beginning on December 1, 2005 and ending on November 30, 2008, and the other beginning on December 1, 2007 and ending on November 30, 2010.

(4)

Amounts for fiscal 2010 represent the actuarially-determined pro-rated aggregate change in the Named Executive Officer’s accumulated benefit under our defined benefit pension plan and SERP from the pension plan measurement date used for financial statement reporting purposes with respect to fiscal 2009 to fiscal 2010 (i.e., November 30, 2009 to November 30, 2010). Where a “0” or negative value appears, it may represent a decrease in pension value due to an interest rate change.

(5)

In fiscal 2010, each Named Executive Officer received a $22,000 executive auto allowance and a $24,000 executive benefit allowance. Each also received $9,800 in matching funds under the McCormick 401(k) plan.

(6)	As do all other U.S. employees who achieve 30 years of service, Mr. Langmead received a $390 long-term service award.

Narrative to the Summary Compensation Table

McCormick does not maintain any employment agreements or arrangements with the Named Executive Officers or other executive officers. In addition, dividends are not accrued or paid on unexercised options or RSUs. The Company does not provide tax gross-ups for personal benefits or for use of the Company airplane by Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the grants of plan-based awards by McCormick during fiscal 2010.

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Equity Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)(3)	Target ($)	Maximum ($)
Alan D. Wilson	(1)	-	920,000(1)	1,840,000(1)	-	-	-	-
		-	1,200,000(2)	2,400,000(2)	-	-	-	-
	3/31/10		-	-	-	234,400	38.39	1,612,672
Gordon M. Stetz, Jr.	(1)	-	270,000(1)	540,000(1)	-	-	-	-
		-	350,000(2)	700,000(2)	-	-	-	-
	3/31/10		-	-	-	49,500	38.39	340,560
Lawrence E. Kurzius	(1)	-	283,980(1)	567,960(1)	-	-	-	-
		-	425,000(2)	850,000(2)	-	-	-	-
	3/31/10		-	-	-	65,300	38.39	449,264
Charles T. Langmead	(1)	-	252,000(1)	504,000(1)	-	-	-	-
		-	350,000(2)	700,000(2)	-	-	-	-
	3/31/10		-	-	-	49,500	38.39	340,560
Mark T. Timbie	(1)	-	298,650(1)	597,300(1)	-	-	-	-
		-	425,000(2)	850,000(2)	-	-	-	-
	3/31/10		-	-	-	65,300	38.39	449,264

(1)

Amounts represent the target and maximum amounts that could have been earned for fiscal 2010 by each Named Executive Officer under our Annual Performance-Based Incentive Compensation Plan. The actual amounts earned by each Named Executive Officer are included in the fiscal 2010 “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)	Amounts represent the target and maximum amount that could be earned under our Cash-Based Long-term Incentive Program, the three year performance period for which began December 1, 2009.
(3)	There is no “threshold” or guaranteed payment amount.
(4)

Amounts shown include awards of stock options under the 2007 Omnibus Incentive Plan. These stock options vest based upon the executive’s continued services to McCormick and will vest in equal installments over four years (subject to certain acceleration provisions, as discussed under “Potential Payments upon Termination or Change in Control” below).

(5)	The exercise price of the stock options is equal to the closing price of the common stock on the date of the grant.
(6)	Amounts represent the cumulative grant date fair value of each equity award granted during fiscal 2010 for each Named Executive Officer.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the outstanding equity awards held by each Named Executive Officer as of November 30, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Alan D. Wilson	0	234,400(1)	38.39	03/30/2020	0	0
	75,276	225,824(2)	29.89	03/24/2019	0	0
	50,902	50,898(3)	37.59	04/01/2018	0	0
	39,675	13,225(4)	38.28	03/27/2017	0	0
Gordon M. Stetz, Jr.	0	49,500(1)	38.39	03/30/2020	0	0
	3,969	47,624(2)	29.89	03/24/2019	0	0
	3,162	12,650(3)	37.59	04/01/2018	0	0
	1,388	1,849(4)	38.28	03/27/2017	0	0
	2,150	0	32.83	02/27/2016	0	0
	4,100	0	38.35	01/24/2015	0	0
Lawrence E. Kurzius	0	65,300(1)	38.39	03/30/2020	0	0
	20,976	62,924(2)	29.89	03/24/2019	0	0
	12,650	12,650(3)	37.59	04/01/2018	0	0
	18,675	6,225(4)	38.28	03/27/2017	0	0
	29,100	0	32.83	02/27/2016	0	0
	23,400	0	38.35	01/24/2015	0	0
Charles T. Langmead	0	49,500(1)	38.39	03/30/2020	0	0
	15,876	47,624(2)	29.89	03/24/2019	0	0
	12,650	12,650(3)	37.59	04/01/2018	0	0
	18,675	6,225(4)	38.28	03/27/2017	0	0
Mark T. Timbie	0	65,300(1)	38.39	03/30/2020	0	0
	20,976	62,924(2)	29.89	03/24/2019	0	0
	16,650	16,650(3)	37.59	04/01/2018	0	0
	24,675	8,225(4)	38.28	03/27/2017	0	0
	29,100	0	32.83	02/27/2016	0	0
	55,100	0	38.35	01/24/2015	0	0

(1)	The remaining unvested stock options will vest in equal increments on March 31 of 2011, 2012, 2013 and 2014.
(2)	The remaining unvested stock options will vest in equal increments on March 25 of 2011, 2012 and 2013.
(3)	The remaining unvested stock options will vest in equal increments on April 2 of 2011 and 2012.
(4)	The remaining unvested stock options will vest on March 28 of 2011.

OPTION EXERCISES AND STOCK VESTED IN LAST FISCAL YEAR

The following table sets forth option exercises and vesting of RSU awards which occurred during fiscal 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Alan D. Wilson	180,920	1,766,935	11,306	437,090
Gordon M. Stetz, Jr.	87,768	718,241	2,807	108,519
Lawrence E. Kurzius	80,000	1,165,600	3,179	122,900
Charles T. Langmead	92,500	1,058,007	2,807	108,519
Mark T. Timbie	127,420	1,693,786	3,704	143,197

(1)

The amounts shown are calculated based on the difference between the closing market price of our common stock on the date of exercise and the exercise price of the options, multiplied by the number of shares for which the options were exercised. The actual value realized by each Named Executive Officer, after payment of related taxes and fees, was as follows: Mr. Wilson-$939,065; Mr. Stetz - $445,457; Mr. Kurzius - $714,191; Mr. Langmead - $639,854; and Mr. Timbie - $1,050,657.

(2)

The amounts shown are calculated based on the closing market price of our Common Stock Non-Voting on the date of vesting, multiplied by the number of vested shares. The actual value realized by each Named Executive Officer, after payment of related taxes, was as follows: Mr. Wilson - $242,292; Mr. Stetz - $70,654; Mr. Kurzius - $83,330; Mr. Langmead - $70,884; and Mr. Timbie – $93,516.

Pension Benefits

McCormick’s tax-qualified pension plan is a defined benefit, non-contributory plan. Similar to all other participants in the plan, the Named Executive Officers are generally eligible to participate in the plan upon completing one year of service. The normal retirement age pursuant to the plan is 65, however a participant may retire at 62 without receiving a reduction in benefits due to age, or as early as 55 with their benefits reduced 5/12 of 1% per month for each month that the participant is less than age 62. As of November 30, 2010, Mr. Timbie was eligible for early retirement at age 55 with reduced benefits.

The plan provides benefits (which are reduced by an amount equal to 50% of the participant’s Social Security benefit for those employees hired before December 1, 2000) based on the participant’s years of service and the highest average compensation over a period of five consecutive years. As defined in the plan, “years of service” means all of the executive’s years of service to McCormick after becoming eligible to enter the plan (generally after one year of employment with McCormick). However, if a participant experiences a total and permanent disability prior to age 65, the participant’s benefit will be based upon the participant’s years of service as if he or she had served to the later of age 65 or five years after the total and permanent disability and compensation as of the date of the total and permanent disability. Also as defined in the pension plan, “highest average compensation” means base pay only for employees hired prior to December 1, 2000, and base pay and annual incentive bonus for employees hired on or after December 1, 2000. All the Named Executive Officers were hired prior to December 1, 2000, except Mr. Kurzius who was hired after that date.

The Named Executive Officers also participate in the senior executive program of the supplemental executive retirement plan (“SERP”). The SERP was adopted in 1979 to provide a limited group of senior executives who are age 50 and older with an inducement to retire before age 65 by providing participating executives with an additional month of service credit for each month of service in the SERP between ages 55 and 60. For executive participants hired prior to December 1, 2000, the SERP includes a significant portion of the executives’ annual bonuses in the calculation of pension benefits. Specifically, the calculation of average monthly earnings includes 90% of 1/12 of the average of the five highest annual bonuses payable for any five of the ten calendar years immediately preceding termination. For Named Executive Officers hired on or after December 1, 2000, the SERP is calculated by multiplying the benefit amount by a factor based upon the Named Executive Officer’s wage grade at the date of retirement.

If the participating executive experiences a termination by McCormick without cause prior to age 55, the executive’s SERP benefit will vest immediately upon such termination and will be based upon the executive’s years of service and compensation as of the date of the termination. Only an annuity form of benefit is permitted under both the qualified plan and the SERP, except in the event of a change in control, and in that event, a lump sum benefit is paid under the SERP.

The following table sets forth the accumulated benefit payable upon retirement to each of the Named Executive Officers pursuant to our defined benefit plan and, as applicable, the SERP.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Alan D. Wilson	Pension Plan	16 yrs. 2 mos.	333,661	0
	SERP	16 yrs. 2 mos.	2,487,175	0

Gordon M. Stetz, Jr.	Pension Plan	22 yrs.	366,980	0
	SERP	22 yrs.	766,940	0

Lawrence E. Kurzius	Pension Plan	5 yrs. 11 mos.	66,381	0
	SERP	5 yrs. 11 mos.	203,751	0

Charles T. Langmead	Pension Plan	32 yrs. 6 mos.	545,965	0
	SERP	32 yrs. 6 mos.	1,150,832	0

Mark T. Timbie	Pension Plan	13 yrs. 4 mos.	416,528	0
	SERP	14 yrs. 8 mos.	1,846,047	0

(1)

Represents the number of years of service credited to the Named Executive Officer under the respective plan, computed as of the same pension plan measurement date used pursuant to our fiscal 2010 audited financial statements (November 30, 2010). Actual years of service are as follows: Mr. Wilson-17 yrs. 2 mos; Mr. Stetz-23 yrs; Mr. Kurzius-5 yrs, 11 mos; Mr. Langmead-34 yrs, 4 mos; and Mr. Timbie – 14 yrs, 4 mos. The difference in Mr. Timbie’s credited service between the two plans is due to the additional credit provided by the SERP for each month of service in the Plan after age 55.

(2)

Amounts represent the actuarial present value of the Named Executive Officer’s accumulated benefit under each respective plan, computed as of the same pension plan measurement date used pursuant to our fiscal 2010 audited financial statements. For a discussion of the assumptions used in this valuation, see Note 9 to our fiscal 2010 audited financial statements. All assumptions are the same for purposes of the above calculation, other than the assumed retirement age is age 62, the earliest age at which the executives may retire with unreduced benefits.

Non-Qualified Deferred Compensation

In 1999, McCormick adopted a deferred compensation plan that allows a limited number of management employees, including each of the Named Executive Officers, to defer up to 80% of their base salary and up to 80% of their annual cash bonus each year. These percentages were chosen to provide maximum deferral flexibility while requiring sufficient non-deferral salary out of which federal withholding and certain other payroll-based items could be funded. McCormick makes no contributions to the plan. For all plan participants, including each of the Named Executive Officers, the deferred amounts are recorded in a notional deferred compensation account and change in value based upon the gains and losses of benchmark fund alternatives.

These fund alternatives are the same as those available under the McCormick 401(k) Retirement Plan, except there is also one real estate fund (which is generally publicly-available) that is offered under this plan that is not available under the McCormick 401(k) Retirement Plan because it was determined by the Investment Committee to have a risk level that is not appropriate to offer in the more general McCormick 401(k) Retirement Plan. Participants may generally elect to change their fund choices at any time (there are certain restrictions applicable to participants subject to Section 16 of the Exchange Act).

In most cases, deferred amounts plus earnings are paid upon the participant’s retirement or termination of employment. For deferrals made prior to 2005, upon a participant’s termination of employment, the plan balance is paid on a lump-sum basis. Upon retirement, the plan balance is paid in either a lump sum or in 5, 10, 15, or 20-year installments based on the participant’s election made at the time of the deferral. For deferrals made in 2005 and beyond, the plan balance is paid six months following retirement or termination in either a lump sum or in 5, 10, 15, or 20-year installments based on the participant’s election made at the time of the deferral.

The following table sets forth the Named Executive Officers’ contributions, account earnings and aggregate balance under the nonqualified deferred compensation plan as of November 30, 2010.

Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Alan D. Wilson	339,752	227,690	0	1,863,717
Gordon M. Stetz, Jr.	92,187	44,613	32,971	549,566
Lawrence E. Kurzius	234,987	51,250	0	693,707
Charles T. Langmead	0	44,081	0	257,220
Mark T. Timbie	523,095	168,766	0	2,520,161

(1)

Amounts represent deferrals of base salary and annual non-equity incentive plan compensation by each respective Named Executive Officer during fiscal 2010 as follows: Mr. Wilson - $10,200 (salary), $329,552 (non-equity incentive plan compensation); Mr. Stetz - $44,594 (salary), $47,593 (non-equity incentive plan compensation); Mr. Kurzius - $93,829 (salary), $141,158 (non-equity incentive plan compensation); and Mr. Timbie - $98,165 (salary), $424,930 (non-equity incentive plan compensation). The salary amounts are included with the “Salary” column of the “Summary Compensation Table” above. The non-equity incentive plan compensation amounts are fiscal 2009 annual incentive compensation that was paid during fiscal 2010 and thus are not included in the Summary Compensation Table. The “Executive Contributions in Last Fiscal Year” column does not include executive contributions made in fiscal 2011 relating to non-equity incentive plan compensation earned in fiscal 2010.

(2)	Non-qualified deferred compensation earnings are not above-market or preferential and therefore these amounts are not reported in the “Summary Compensation Table” above.
(3)

Of these amounts, the following aggregate amounts are included in the Summary Compensation Table above (either as fiscal 2008, 2009 or 2010 compensation) for each Named Executive Officer: Mr. Wilson - $1,005,997; Mr. Stetz - $273,902; Mr. Kurzius - $559,829; Mr. Langmead - $76,975; and Mr. Timbie - $1,188,398.

Potential Payments Upon Termination Or Change In Control

Other than as described below, McCormick does not maintain any agreements, arrangements or plans that provide the Named Executive Officers with payments upon a termination or change in control of McCormick that are not available generally to all employees of McCormick on a non-discriminatory basis. Similar to all McCormick employees, upon termination without cause, each Named Executive Officer is entitled to receive the following payments and benefits:

•	a lump sum payment equal to his or her accrued but unused vacation time;

•

post-employment health benefits for the remainder of the calendar month of departure and optional benefits payable under the Consolidated Omnibus Benefits Reconciliation Act for up to 18 months following termination;

•	severance equal to one week of base pay for every year of service, plus six weeks;

•

in the event of a termination of employment due to total and permanent disability, a monthly payment equal to 50% of salary minus 50% of the Social Security payment received, paid in equal monthly installments until the executive attains age 65; and

•	in the event of death before termination or retirement, a one-time benefit is paid to his or her beneficiary in an amount equal to the executive’s base salary, subject to a limit of $500,000.

In addition, upon termination of employment, including retirement, the applicable Named Executive Officers are entitled to receive their respective balances pursuant to our nonqualified deferred compensation plan as described above under “Non-Qualified Deferred Compensation.”

Equity Plans

The vesting schedules under outstanding equity awards accelerate upon death, total and permanent disability, involuntary termination without cause, retirement and a “change in control” (defined below). While this benefit is available to all of our equity plan participants equally, pursuant to SEC requirements we have included this acceleration benefit in the table below.

A “change in control” is generally defined as:

•

the consolidation or merger of McCormick with or into another entity where McCormick is not the continuing or surviving corporation, except for any consolidation or merger in which, generally, the holders of McCormick’s Common Stock and Common Stock Non-Voting immediately before the consolidation or merger own in excess of 50% of the voting stock of the surviving corporation;

•	any sale, lease, exchange or other transfer of all or substantially all of the assets of McCormick;

•

any person becoming the beneficial owner, directly or indirectly, of McCormick securities representing more than 13% (or 35% in the event that the vote limitation provision of McCormick’s Charter is deemed unenforceable) of the voting power of all the outstanding securities of McCormick having the right to vote in an election of the Board; or

•

directors elected by the Company’s stockholders at the most recent annual meeting of stockholders, and any new directors approved by at least a majority of the directors then in office, cease to constitute a majority of the members of the Board.

Estimates of Payments Upon Termination Or Change In Control

The table below sets forth estimated payment amounts each Named Executive Officer would have received, unless otherwise noted, upon death, total and permanent disability, retirement, involuntary termination without cause, or change in control, assuming a triggering event on November 30, 2010. For purposes of the estimated amounts below, we have assumed that the price per share of our common stock was $44.01, the closing market price of our Common Stock Non-Voting on November 30, 2010 (the last business day of our fiscal year).

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In addition, we have not included each applicable Named Executive Officer’s award under the Annual Performance-Based Incentive Compensation Plan, or their respective balances pursuant to our Non-Qualified Deferred Compensation Plan as these amounts are disclosed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table,” and the “Aggregate Balance at Last FYE” column of the Non-Qualified Deferred Compensation” table, above.

Potential Payments Upon Termination or Change in Control (“CIC”)	Alan D. Wilson	Gordon M. Stetz, Jr.	Lawrence E. Kurzius	Charles T. Langmead	Mark T. Timbie
Cash-Based Long-Term Incentive Plan:
FY2009-2011 (Performance Period)
Retirement/Death/Disability/ Involuntary Termination (1)	$800,000	$233,333	$283,333	$233,333	$283,333
CIC	1,200,000	350,000	425,000	350,000	425,000
FY2010-2012 (Performance Period)
Retirement/Death/Disability/ Involuntary Termination (1)	400,000	116,667	141,667	116,667	141,667
CIC	1,200,000	350,000	425,000	350,000	425,000
Equity Awards:
Accelerated Stock Options	4,908,507	1,042,449	1,372,355	1,067,523	1,409,495
Pension Plan Payment (2)
Retirement/Involuntary Termination/CIC	333,661	366,980	66,381	545,965	416,528
Disability	633,377	671,195	220,122	807,667	591,483
Death	166,815	167,012	31,528	281,784	182,333
SERP Payment (3)
Retirement/Involuntary Termination/CIC	2,487,175(5)	766,940(6)	203,751(7)	1,150,832(8)	1,846,048(9)
Disability	4,851,109	1,490,974	733,427	1,667,495	1,613,146
Death	736,887	213,548	58,415	347,367	757,922
Disability Benefits (4)	323,304	88,304	99,954	73,304	112,179

(1)

These amounts represent target awards for the FY 2009-2011 and FY 2010-2012 performance cycles, adjusted pro rata based on service through November 30, 2010. The cash-based long-term incentive plan provides that these amounts would be further adjusted (0-200%) based on McCormick’s performance.

(2)

Present value of benefits payable immediately if triggering event occurred on November 30, 2010. The amounts are calculated based on the 2010 FAS disclosure discount rates of 6.0% and the Generational RP-2000 combined Mortality Table for post-retirement mortality. See the narrative to the “Pension Benefits” table above for a discussion of the payment formulae upon the various termination events.

(3)

Present value of benefits payable immediately if triggering event occurred on November 30, 2010. The amounts are calculated based on the 2010 FAS disclosure discount rates of 5.8% and the Generational RP-2000 combined Mortality Table for post-retirement mortality. See the narrative to the “Pension Benefits” table above for a discussion of the payment formulae upon the various termination events.

(4)

The amount shown is an estimated annual benefit paid to the Named Executive Officer in the event that he becomes totally and permanently disabled. The amounts are calculated on the amount in excess of the

$245,000 limit. The amounts set forth in the table above assume the executive’s current base salary and one-half of the maximum Social Security offset, as applicable.
(5)

As of November 30, 2010, the present value of benefits associated with involuntary termination for Mr. Wilson would have been $1,481,887 and $1,357,285 for change in control. The amount shown for Mr. Wilson represents the present value of benefits associated with retirement.

(6)

As of November 30, 2010, the present value of benefits associated with involuntary termination for Mr. Stetz would have been $456,687 and $367,448 for change in control. The amount shown for Mr. Stetz represents the present value of benefits associated with retirement.

(7)

As of November 30, 2010, the present value of benefits associated with involuntary termination for Mr. Kurzius would have been $121,425 and $109,930 for change in control. The amount shown for Mr. Kurzius represents the present value of benefits associated with retirement.

(8)

As of November 30, 2010, the present value of benefits associated with involuntary termination for Mr. Langmead would have been $684,721 and $635,194 for change in control. The amount shown for Mr. Langmead represents the present value of benefits associated with retirement.

(9)	As of November 30, 2010, the present value of benefits associated with involuntary termination for Mr. Timbie would have been $1,846,062 and $1,693,645 for change in control.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about McCormick’s equity compensation plans as of November 30, 2010:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
	(a)	(b)	(c)
Equity Compensation Plans approved by security holders (1)	Common Stock 5,370,117 Common Stock Non-Voting 1,867,046	Common Stock $31.97 Common Stock Non-Voting $32.02	Common Stock 3,536,011 Common Stock Non-Voting 1,812,787

Equity Compensation Plans not required to be approved by security holders (2)	Common Stock 105,850 Common Stock Non-Voting 32,970	Common Stock $33.62 Common Stock Non-Voting $33.88	Common Stock -0- Common Stock Non-Voting -0-

Total	Common Stock 5,475,967 Common Stock Non-Voting 1,900,016	Common Stock $32.00 Common Stock Non-Voting $32.05	Common Stock 3,536,011 Common Stock Non-Voting 1,812,787

(1)	Includes the 1997 and 2001 Stock Option Plans, the 1999 and 2004 Directors Non-Qualified Stock Option Plans, the 2004 Long-term Incentive Plan, and the 2007 Omnibus Incentive Plan.
(2)

Includes options granted to foreign nationals pursuant to plans for certain non-US subsidiaries and in lieu of participation under the 1997 and 2001 Stock Option Plans, the 2004 Long-Term Incentive Plan and the 2007 Omnibus Incentive Plan. Except for minor variations required by tax laws of various jurisdictions, the terms and conditions of such options are substantially the same as the options granted under the U.S. plans.

(3)	In addition to plans included in (1) and (2), includes the Directors’ Share Ownership Plan and 2009 Employee Stock Purchase Plan.

REPORT OF AUDIT COMMITTEE

The responsibilities of the Audit Committee are defined in a Charter which has been approved by the Board of Directors. The Committee’s Charter is available at McCormick’s Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Board Committees - Descriptions & Charters.” Among other things, the Charter gives the Committee the responsibility for reviewing McCormick’s audited financial statements and the financial reporting process. In carrying out that responsibility, the Committee has reviewed and discussed McCormick’s audited financial statements with management, and it has discussed with McCormick’s Independent Registered Public Accounting Firm the matters which are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Committee has received and reviewed the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Registered Public Accounting Firm’s communications with the Audit Committee concerning independence and has discussed with such firm its independence. The Audit Committee has reviewed the fees of the Independent Registered Public Accounting Firm for non-audit services and believes that such fees are compatible with the independence of the Independent Registered Public Accounting Firm.

Based on these reviews and discussions, the Committee recommended to the Board of Directors that McCormick’s audited financial statements be included in McCormick’s Annual Report on Form 10-K for the fiscal year ended November 30, 2010.

All members of the Audit Committee are “independent” pursuant to the requirements of McCormick’s Corporate Governance Guidelines, the NYSE’s Listing Standards, and applicable SEC rules.

Submitted by:	Audit Committee

James T. Brady, Chairman

J. Michael Fitzpatrick

Patricia Little

Michael D. Mangan

Fees of Independent Registered Public Accounting Firm

Audit Fees

The audit fees billed for professional services rendered by Ernst & Young LLP for the audit of McCormick’s annual financial statements for the most recent fiscal year and the review of the financial statements included in McCormick’s Quarterly Reports on Form 10-Q for the most recent fiscal year were $3.6 million. For the 2009 fiscal year, such fees were $4.2 million.

Audit Related Fees

The aggregate fees billed for all audit related services rendered by Ernst & Young LLP for the most recent fiscal year were approximately $600,000, and for the 2009 fiscal year were approximately $500,000. Audit related services principally include due diligence in connection with acquisitions, accounting consultations, audits, and consultations in connection with dispositions.

Tax Fees

The aggregate fees billed for all tax services rendered by Ernst & Young LLP for the most recent fiscal year were approximately $600,000, and for the 2009 fiscal year were approximately $300,000. Tax services principally include tax compliance, tax advice and tax planning.

All Other Fees

Other professional services include advisory services and tax round tables. The aggregate fees billed for other professional services rendered by Ernst & Young LLP for the most recent fiscal year were approximately $20,000. For the 2009 fiscal year, such fees were $100,000.

The Audit Committee has adopted policies and procedures for the pre-approval of the above fees. All requests for services to be provided by Ernst & Young LLP are submitted to the Manager of Internal Audit, who subsequently requests pre-approval (for service fees of $250,000 or less) from the Audit Committee Chairman. Requests for services in excess of $250,000 require approval from the entire Audit Committee. A schedule of pre-approved services is reviewed by the entire Audit Committee at each Audit Committee meeting.

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PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has ratified the Audit Committee’s appointment of the accounting firm of Ernst & Young LLP to serve as the Independent Registered Public Accounting Firm of McCormick for fiscal year 2011, subject to ratification by the stockholders of McCormick. Ernst & Young LLP were first appointed to serve as the Independent Registered Public Accounting Firm of McCormick in 1982 and are considered by the Audit Committee and the management of McCormick to be well qualified. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification as a matter of good corporate practice with a view towards soliciting stockholders’ opinions which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP’s selection is not ratified at the Annual Meeting of Stockholders, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of McCormick and its stockholders.

Required Vote of Stockholders.

The affirmative vote of a majority of the votes cast by holders of the shares of Common Stock present in person or by proxy at a meeting at which a quorum is present is required to ratify the appointment of Ernst & Young LLP as McCormick’s independent registered public accounting firm.

The Board of Directors recommends that stockholders vote FOR ratification.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public.

The Company has designed its executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase stockholder value. We believe that our compensation policies and procedures are centered on pay-for-performance principles and are strongly aligned with the long-term interests of our stockholders. See “Compensation of Executive Officers – Compensation Discussion and Analysis” above.

The Company is presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse our pay program for Named Executive Officers by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, our Board of Directors intends to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding our compensation program.

“RESOLVED, that the stockholders approve the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative executive compensation disclosures contained in the proxy statement.”

Required Vote of Stockholders.

The affirmative vote of a majority of the votes cast by holders of the shares of Common Stock present in person or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to endorse the compensation of the Company’s Named Executive Officers.

The Board of Directors recommends that stockholders vote FOR the proposal.

PROPOSAL FOUR

ADVISORY VOTE ON THE FREQUENCY OF THE VOTE

ON EXECUTIVE COMPENSATION

The Company is presenting this proposal, which gives you as a stockholder the opportunity to inform the Company as to how often you wish the Company to include a “say-on-pay” proposal, similar to Proposal Three, in our proxy statement (a “say-on-frequency” vote). While this say on frequency vote is advisory in nature and therefore will not bind us to adopt any particular frequency, our Board of Directors intends to carefully consider the stockholder vote resulting from the proposal in determining how frequently we will hold “say-on-pay” votes.

Please note that as a stockholder you have the choice to vote for one of the following choices, as indicated on the proxy card: to hold the advisory vote on executive compensation every year, every other year, every third year, or to abstain from voting.

The Board of Directors values constructive dialogue on executive compensation and other important governance topics with our stockholders. The Board believes an advisory vote every three years will provide an effective way to obtain information on stockholder sentiment about our executive compensation program by allowing adequate time for the Company to respond to stockholders’ feedback and engage with stockholders to understand and respond to the vote results.

Required Vote of Stockholders

Stockholders are not voting to approve or disapprove the recommendation of the Board of Directors that the non-binding advisory vote on the compensation of the Company’s Named Executive Officers (as set forth in Proposal Three) be held every three years. For the purposes of the non-binding advisory vote on this Proposal Four, the Company will take into consideration the stockholder vote on each of the alternatives set forth in the proxy card with respect to this Proposal.

The Board of Directors recommends that stockholders vote FOR the “3 Year” alternative set out in the proxy card.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires McCormick’s directors and executive officers, and persons who own more than 10% of a registered class of McCormick’s equity securities, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of such equity securities of McCormick. With the exception of one report which was filed one day late due to an administrative error, to McCormick’s knowledge, based upon the reports filed and written representations regarding reports required during the fiscal year ended November 30, 2010, no executive officer or any director of McCormick failed to file reports required by Section 16(a) on a timely basis.

Other Matters

Management knows of no other matters that may be presented for consideration at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

Voting Procedures

The affirmative vote of a majority of all votes cast by holders of Common Stock present in person or by proxy at a meeting at which a quorum is present is required for the election of each director nominee (Proposal One), and the ratification of the appointment of Ernst & Young LLP as McCormick’s independent registered public accounting firm (Proposal Two), and the advisory vote on executive compensation (Proposal Three). With respect to Proposal Four, shareholders have the choice of voting to hold an advisory vote on executive compensation every year, every other year, every third year, or abstaining. Abstentions are not counted in the number of votes cast and will have no effect on the results of the vote. Proxy cards that are executed and returned without any designated voting direction will be voted in the manner stated on the proxy card.

Under current NYSE rules, the proposal to ratify the appointment of independent auditors (Proposal Two) is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 15 days before the date of the Annual Meeting of Stockholders. In contrast, the proposal to elect directors (Proposal One) and proposals relating to “say-on-pay” (Proposal Three) and “say-on-frequency” (Proposal Four) are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals. These so-called “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for these proposals.

Householding Of Annual Disclosure Documents

Pursuant to SEC rules, McCormick intends to send a single annual report and proxy statement to any household where two or more stockholders reside unless it has received contrary instructions from the stockholders. This rule benefits both stockholders and McCormick. It eliminates unnecessary mailings delivered to your home and helps to reduce McCormick’s expenses. Each stockholder will continue to receive a separate proxy card. If your household receives a single set of disclosure documents for this year, and you would prefer to receive a duplicate copy, please contact McCormick’s delivery agent, Broadridge Financial Solutions, Inc., by calling its toll-free number, 800-542-1061, sending an electronic mail message to sendmaterial@proxyvote.com, or writing to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY, 11717. McCormick will provide you with a duplicate copy promptly. If you share an address with another McCormick stockholder and you would prefer to receive a separate set of annual disclosure documents in the future or both of you would prefer to receive only a single set of McCormick’s annual disclosure documents, please contact Broadridge Financial Solutions, Inc. at the above telephone number or address.

Stockholder Proposals For 2012 Annual Meeting

Proposals of stockholders to be presented at the 2012 Annual Meeting must be received by the Secretary of McCormick on or before October 19, 2011 to be considered for inclusion in the 2012 proxy statement material.

Stockholders wishing to submit proposals or director nominations at the 2012 Annual meeting that are not to be included in such proxy statement material must deliver notice to the Secretary at the principal executive offices of McCormick no later than the close of business on the 60th day, nor earlier than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting (i.e., between December 30, 2011 and January 31, 2012). Stockholders are also advised to review McCormick’s By-Laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

VOTE BY INTERNET - www.proxyvote.com

[GRAPHIC APPEARS HERE]

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 1:00 p.m. (ET) on March 29, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

McCORMICK & COMPANY, INCORPORATED

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

18 LOVETON CIRCLE SPARKS, MD 21152

If you would like to reduce the costs incurred by McCormick & Company, Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 1:00 p.m. (ET) on March 29, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to McCormick & Company, Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M28956-P03394

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

McCORMICK & COMPANY, INCORPORATED

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE LISTED NOMINEES.

1. ELECTION OF DIRECTORS

Nominees:

For Against Abstain

1a. J. P. Bilbrey

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

For

Against

Abstain

FOR PROPOSALS 2 AND 3.

1b. J. T. Brady

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

1c. J. M. Fitzpatrick

3. ADVISORY VOTE ON EXECUTIVE COMPENSATION.

1d. F. A. Hrabowski, III

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

3 Years 2 Years 1 Year Abstain

OF 3 YEARS ON PROPOSAL 4.

1e. P. Little

4. ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION.

1f. M. D. Mangan

5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER

1g. M. M. V. Preston

MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1h. G. A. Roche

1i. G. M. Stetz, Jr.

1j. W. E. Stevens

1k. A. D. Wilson

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

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McCORMICK & COMPANY, INCORPORATED ANNUAL MEETING OF STOCKHOLDERS

Wednesday, March 30, 2011

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting of Stockholders to be held on March 30, 2011:

The 2011 Notice of Annual Meeting and Proxy Statement, 2010 Annual Report to Stockholders and proxy card are available at www.proxyvote.com.

M28957-P03394

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McCORMICK & COMPANY, INCORPORATED

proxy

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Alan D. Wilson and W. Geoffrey Carpenter and each of them, the proxies of the undersigned, with several powers of substitution, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on March 30, 2011, and at any and all adjournments thereof, in accordance with the following ballot and in accordance with their best judgment in connection with such other business as may properly come before the Annual Meeting.

IN THE ABSENCE OF SPECIFIC INSTRUCTIONS APPEARING ON THE PROXY, PROXIES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, FOR THE “3 YEAR” ALTERNATIVE NOTED IN PROPOSAL FOUR, AND IN THE BEST DISCRETION OF THE PROXIES ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANY ADJOURNMENT.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE: VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, VOTED FOR PROPOSAL 2, VOTED FOR PROPOSAL 3, & VOTED FOR “3 YEARS” ON PROPOSAL 4.

Continued and to be signed on reverse side